Inland Real Estate Corporation
                              Sticker Supplement


Supplement No. 12 to the Company's Prospectus discloses information regarding three recently completed acquisitions of property and updates certain information in the sections of the Prospectus headed "Management", "Real Property Investments", "Distribution Reinvestment and Share Repurchase Programs" and "Plan of Distribution". Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

On May 14, 1997 Douglas  R.  Finlayson,  M.D.  resigned  from his position as a
director of the  Company  due  to  personal  reasons.    On  May  14, 1997, the
resignation became effective.

On May 6, 1997, the Company completed the acquisition of a 102,643 square foot Neighborhood Retail Center known as Cobblers Mall located at Summit Road and Route 58 in Elgin, Illinois for approximately $10.953 million. On May 6, 1997, the Company also completed the acquisition of a 82,949 square foot Neighborhood Retail Center known as Mallard Mall located at the northeast corner of Meacham Road and Nerge Road in Elk Grove Village, Illinois for approximately $8.1 million. On May 9, 1997, the Company completed the acquisition of a 4,504 square foot Neighborhood Retail Center known as Ameritech Outlot located at 3330 West Mall Loop Drive in Joliet, Illinois for approximately $1.050 million. All of the centers were purchased from unaffiliated third parties.

The Company anticipates reducing the amount of Shares available for the Distribution Reinvestment Program from 2.0 million Shares to 625,000 Shares. As of May 8, 1997, 273,536.62 Shares have been issued pursuant to the Distribution Reinvestment Program. In the event that more than 625,000 Shares are needed for the Distribution Reinvestment Program, the Company will increase the number of Shares accordingly.


The Company commenced the best efforts offering on July 24, 1996, and as of May 19, 1997, the Company had accepted subscriptions for 7,682,529 shares ($69,526,891 net of Selling Commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee). Inland Securities Corporation, an Affiliate of the Advisor, serves as dealer-manager of the Offering and is entitled to receive selling commissions and certain other amounts. As of May 19, 1997, Inland Securities Corporation was entitled to receive commissions, the
Marketing Contribution and the Due Diligence Expense Allowance Fee totaling $7,079,066. An Affiliate of the Advisor is also entitled to receive Property Management Fees for management and leasing services.







                               SUPPLEMENT NO. 12
                              DATED MAY 22, 1997
                     TO THE PROSPECTUS DATED JULY 24, 1996
                       OF INLAND REAL ESTATE CORPORATION

This Supplement No. 12 is provided for the purpose of supplementing the Prospectus dated July 24, 1996 of Inland Real Estate Corporation (the "Company") as previously supplemented by Supplement No. 11 dated April 30, 1997 (which Supplement No. 11 superseded Supplements No. 1-10) and must be read in conjunction therewith. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus, as supplemented.


                                  MANAGEMENT

On May 14, 1997 Douglas R. Finlayson, M.D. resigned from his position as a director of the Company due to personal reasons. On May 14, 1997, the resignation became effective. There have been no disagreements between the Company and Dr. Finlayson on any matter relating to the Companys operations, policies or practices. The Company expects to fill this vacancy in the next several weeks.


                           REAL PROPERTY INVESTMENTS

Cobblers Mall, Elgin, Illinois

On May 6, 1997, the Company acquired a Neighborhood Retail Center located at Summit Road and Route 58 in Elgin, Illinois known as Cobblers Mall from Hamilton Partners, an unaffiliated third party, for approximately $10.953 million. The purchase price was funded using cash and cash equivalents. The purchase price was approximately $106.71 per square foot, which the Company concluded was fair and reasonable and within the range of values indicated in an appraisal received by the Company and presented to the Company's board of directors.

Cobblers Mall was built in 1993 and consists of a one-story, multi-tenant retail facility aggregating 102,643 rentable square feet. As of May 6, 1997, Cobblers Mall was 91% leased (100% leased if the master lease, which lasts for one year, is considered). In evaluating Cobblers Mall as a potential acquisition, the Company considered a variety of factors including location, demographics, tenant mix, price per square foot, existing rental rates compared to market rates, and occupancy. The Company believes that the center is located within a vibrant economic area. Although approximately 63% of the rentable square feet at Cobblers Mall is leased to one tenant, the Company's management believes that retenanting of any space which is vacated in the future should be accomplished relatively quickly and at rental rates comparable to those currently paid by the tenants at the facility. The Company did not consider any other factors materially relevant to the decision to acquire the property.

The Company does not anticipate making any significant repairs and improvements to Cobblers Mall over the next few years. Nevertheless, a substantial portion of any cost of repairs and improvements would be paid by the tenants.

The table below sets forth certain information with respect to the occupancy rate at Cobblers Mall expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.


                           Occupancy Rate
                                as of
Year Ending                 December 31,        Effective Annual Rental
December 31,                of Each Year            Per Square Foot

  1996                         90.65%                    $9.62

  1995                         90.80                      9.26

  1994                         85.93                      8.63

  1993                         79.93                      5.62



The sole tenant leasing more than 10% of the total square footage is Jewel/Osco, a regional grocery/pharmacy chain, which leases 64,938 square feet, or approximately 63.27% of the rentable square feet. The lease with Jewel/Osco requires Jewel/Osco to pay base rent equal to $9.85 per square foot per annum payable monthly until March 31, 2013. The lease with Jewel/Osco contains no option to renew.

For federal income tax purposes, the Company's depreciable basis in Cobblers Mall will be approximately $10,900,000. Depreciation expense, for tax purposes, will be computed using the straight-line method. Buildings and improvements are depreciated based upon estimated useful lives of 40 years.

Information regarding real estate taxes payable in 1996 for the tax year ended 1995 (the most recent tax year for which information is generally available) were $400,919. The real estate taxes payable were calculated by multiplying Cobblers Malls assessed value by an equalizer of 2.1243 and a tax rate of 10.097%.



             [The remainder of this page intentionally left blank]

On May 6, 1997, a total of 93,043 square feet were leased to thirteen tenants at Cobblers Mall. The following tables set forth certain information with respect to the amount of and expiration of leases at this Neighborhood Retail Center.


                  Square Feet   Lease     Renewal     Current          Rent per
  Lessee            Leased      Ends      Option     Annual Rent       Square Ft

1.Goodyear           6,464     04/2008     None        $67,224          $10.40

2.Victory Beauty     1,920     09/2001    1/5yr.        20,160           10.50

3.Baskin Robbins     1,220     11/2003     None         18,100           13.70

4.Panda Restaurant   1,900     11/2004    1/8 yr.       30,950           16.00

5.Carol Stream       1,600     05/2004     None         24,933           15.00
   Dental
   Association

6.Fantastic Sams     1,120     11/1998    1/5 yr.       19,445           17.31

7.Mail Boxes etc.    1,280     09/1998     None         20,480           16.00

8.Staceys            3,792     02/1999    1/6yr.        47,400           12.50
   Hallmark

9.Video Smideo       3,000     07/2000    1/5yr.        47,580           15.60

10.Tropical          2,000     04/2000     None         29,700           14.85
    Illusions

11.Jewel/Osco       64,938     03/2013     None        636,639            9.85

12.Bedding Expert    2,160     07/1997     None         25,920           12.00

13.Cleaners          1,649     11/1998     None         34,629           21.00

14.Vacant*           9,600        -          -            -                -


*master lease for the first year in the amount of $169,080.

                                                                    Average      Percent of      Percent of
                                                                   Base Rent   Total Building    Annual Base
                         Approx. GLA    Annual Base               Per Square         GLA            Rent
              Number of  of Expiring      Rent of                 Foot Under     Represented   Represented by
Year Ending    Leases       Leases       Expiring   Total Annual   Expiring      by Expiring      Expiring
December 31,  Expiring   (square feet)    Leases    Base Rent (1)   Leases         Leases          Leases
  1997           1           2,160        $25,920    $1,024,776     $12.00          2.10%           2.53%

  1998           2           2,400         39,925       998,856      16.64          2.34            4.00

  1999           1           3,792         47,400       924,302      12.50          3.69            5.13

  2000           2           5,000         77,280       876,902      15.46          4.87            8.81

  2001           1           1,920         20,160       799,622      10.50          1.87            2.52

  2002           -             -             -          779,462        -              -               -

  2003           1           1,220         16,714       779,462      13.70          1.19            2.14


(1) No assumptions were made regarding the releasing of expired leases.  It is the opinion of the
    Company's management that the space will be released at market rates.



The Company received an appraisal prepared by an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers which reported a fair market value for the Cobblers Mall property, as of April 22, 1997, of $11 million. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.


Mallard Mall, Elk Grove Village, Illinois

On May 6, 1997, the Company acquired a Neighborhood Retail Center located at the northeast corner of Meacham Road and Nerge Road in Elk Grove Village, Illinois known as Mallard Mall from Hamilton Partners, an unaffiliated third party, for approximately $8.1 million. The purchase price was funded using cash and cash equivalents. The purchase price was approximately $97.65 per square foot, which the Company concluded was fair and reasonable and within the range of values indicated in an appraisal received by the Company and presented to the Company's board of directors.

Mallard Mall was built in 1993 and consists of a one-story, multi-tenant retail facility aggregating 82,949 rentable square feet. As of May 6, 1997, Mallard Mall was 95% leased (100% when the master lease, which lasts for one year, is considered). In evaluating Mallard Mall as a potential acquisition, the Company considered a variety of factors including location, demographics, tenant mix, price per square foot, existing rental rates compared to market rates, and occupancy. The Company believes that the center which is located within a vibrant economic area. Although approximately 68% of the rentable square feet at Mallard Mall is leased to one tenant, the Company's management believes that retenanting of any space which is vacated in the future should be accomplished relatively quickly and at rental rates comparable to those currently paid by the tenants at the facility. The Company did not consider any other factors materially relevant to the decision to acquire the property.

The Company does not anticipate making any significant repairs and improvements to Mallard Mall over the next few years. Nevertheless, a substantial portion of any cost of repairs and improvements would be paid by the tenants.

The table below sets forth certain information with respect to the occupancy rate at Mallard Mall expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

                                     Occupancy Rate
                                          as of                    Effective
            Year Ending               December 31,               Annual Rental
           December 31,               of Each Year              Per Square Foot

               1996                      95.00%                     $11.74

               1995                      95.00                       12.43

               1994                      94.57                       11.93

               1993                      91.02                        9.89



The sole tenant leasing more than 10% of the total square footage is Eagle Foods, a retail grocery chain, which leases 56,668 square feet, or approximately 68.32% of the rentable square feet. The lease with Eagle Foods requires Eagle Foods to pay base rent equal to $12.40 per square foot per annum payable monthly until February 28, 2011. The lease with Eagle Foods also grants Eagle Foods four options to renew the lease for a 5-year term each. The base rent throughout all of these terms will be at the current rate of $12.40 per square foot per annum payable monthly.

For federal income tax purposes, the Company's depreciable basis in Mallard Mall will be approximately $8,100,000. Depreciation expense, for tax purposes, will be computed using the straight-line method. Buildings and improvements are depreciated based upon estimated useful lives of 40 years.

Information regarding real estate taxes payable in 1996 for the tax year ended 1995 (the most recent tax year for which information is generally available) were $361,057. The real estate taxes payable were calculated by multiplying Mallard Malls assessed value by an equalizer of 2.1243 and a tax rate of 9.548%.

[The remainder of this page intentionally left blank]

On May 6, 1997, a total of 79,128 square feet were leased to ten tenants at Mallard Mall. The following tables set forth certain information with respect to the amount of and expiration of leases at this Neighborhood Retail Center.

                  Square Feet   Lease     Renewal     Current          Rent per
  Lessee            Leased      Ends      Option     Annual Rent      Square Ft

1.Payless Shoes      2,354     01/2002     None        $37,075          $15.76

2.Family             4,007     01/1999     None         61,942           15.50
   Bookstore

3.Eagle Foods       56,668     01/2011    4/5yr.       702,683           12.40

4.Hollywood Video    7,720     09/2006    2/5yr.       123,200           16.00

5.Fannie May         1,128     03/2003     None         29,328           26.00

6.Jimmy Z Hair       1,200     05/1998    1/5yr.        20,772           17.31

7.Taylor Street      2,112     12/2001    1/5yr.        29,568           14.00
   Bistro

8.Shike Dance        1,120     09/1999    1/3yr.        15,781           14.09
   School

9.Mallard Cleaners   1,360     09/2001     None         28,796           21.17

10.Gallary           1,459     08/1999    1/3yr.        18,967           13.00
    Americana

11.Vacant*           3,821        -          -            -                -

*master lease for the first year in the amount of $80,000.


[The remainder of this page intentionally left blank]


                                                                    Average      Percent of      Percent of
                                                                   Base Rent   Total Building    Annual Base
                         Approx. GLA    Annual Base               Per Square         GLA            Rent
              Number of  of Expiring      Rent of                 Foot Under     Represented   Represented by
Year Ending    Leases       Leases       Expiring   Total Annual   Expiring      by Expiring      Expiring
December 31,  Expiring   (square feet)    Leases    Base Rent (1)   Leases         Leases          Leases
   1997           -            -             -       $1,068,112        -              -               -

   1998           2          2,320        $36,553     1,068,112     $15.76          2.80%           3.42%

   1999           2          5,466         80,909     1,031,559      14.80          6.59            7.84

   2000           -            -             -          950,650        -              -               -

   2001           2          3,472         58,364       950,650      16.81          4.19            6.14

   2002           1          2,354         37,075       892,286      15.75          2.84            4.16

   2003           1          1,128         29,328       855,211      26.00          1.36            3.43



(1) No assumptions were made regarding the releasing of expired leases.  It is the opinion of the
    Company's management that the space will be released at market rates.





The Company received an appraisal prepared by an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers which reported a fair market value for the Mallard Mall property, as of April 10, 1997, of $8.2 million. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

Ameritech Outlot Building, Joliet, Illinois

On May 9, 1997, the Company acquired a Neighborhood Retail Center located at 3330 West Mall Loop Drive in Joliet, Illinois known as Ameritech Outlot Building ("Ameritech Outlot") from LJ Partners, an unaffiliated third party, for approximately $1.050 million. The purchase price was funded using cash and cash equivalents. The purchase price was approximately $233.13 per square foot, which the Company concluded was fair and reasonable and within the range of values indicated in an appraisal received by the Company and presented to the Company's board of directors.

Ameritech Outlot was built in 1995 and consists of a one-story, single tenant retail outlot building aggregating 4,504 rentable square feet. As of April 30, 1997, Ameritech Outlot was 100% leased. In evaluating Ameritech Outlot as a potential acquisition, the Company considered a variety of factors including location, demographics, tenant mix, price per square foot, existing rental rates compared to market rates, and the occupancy of the center. The Company believes that the center is located within a vibrant economic area. Although 100% of the rentable square feet at Ameritech Outlot is leased to one tenant, the Company's management believes that retenanting of any space which is vacated in the future should be accomplished relatively quickly and at rental rates comparable to those currently paid by the tenant at the facility. The Company did not consider any other factors materially relevant to the decision to acquire the property.

The Company does not anticipate making any significant repairs and improvements to Ameritech Outlot over the next few years because the facility was completed in 1995. Nevertheless, a substantial portion of any such cost would be paid by the tenant.

The table below sets forth certain information with respect to the occupancy rate at Ameritech Outlot expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

                                                                   Effective
                                                                 Annual Rental
            December 31,              Occupancy Rate            Per Square Foot

                1996                       100%                     $23.77

                1995                       100                       23.08


The sole tenant is Ameritech Cellular who leases 100% of the rentable square feet. Ameritech Cellular is a cellular phone service provider and retailer. The lease with Ameritech Cellular requires Ameritech Cellular to pay base rent equal to $24.49 per square foot per annum payable monthly until March 31, 1998, $25.22 per square foot per annum payable monthly from April 1, 1998 until March 31, 1999, $25.98 per square foot per annum payable monthly from April 1, 1999 until March 31, 2000, $26.76 per square foot per annum payable monthly from April 1, 2000 until March 31, 2001, $27.56 per square foot per annum payable monthly from April 1, 2001 until March 31, 2002, $28.39 per square foot per annum payable monthly from  April  1,  2002  until  March  31, 2003, $29.24 per square foot per annum payable monthly from April 1, 2003 until March 31, 2004 and $30.11 per square foot per annum payable monthly from April 1, 2004 until March 31, 2005. The Ameritech Cellular lease also contains two options to renew the lease for five year periods each. If the first option is exercised, Ameritech Cellular will be required to pay base rent equal to $31.01 per square foot per annum payable monthly from April 1, 2005 until March 31, 2006, with annual increases of 3% until March 31, 2010. If the second option is exercised, Ameritech Cellular will be required to pay base rent equal to $35.95 per square foot per annum payable monthly from April 1, 2010 until March 31, 2011, with annual increases of 3% until March 31, 2015.

For federal income tax purposes, the Company's depreciable basis in Ameritech Outlot will be approximately $788,000. Depreciation expense, for tax purposes, will be computed using the straight-line method. Buildings and improvements are depreciated based upon estimated useful lives of 40 years.

Information regarding real estate taxes payable in 1996 for the tax year ended 1995 (the most recent tax year for which information is generally available) is not available since Ameritech Outlot was completed in 1996.

At May 9, 1997, a total of 4,504 square feet was leased to one tenant at Ameritech Outlot. The following tables set forth certain information with respect to the amount of and expiration of leases at this Neighborhood Retail Center.

                  Square Feet   Lease     Renewal     Current          Rent per
  Lessee            Leased      Ends      Option     Annual Rent      Square Ft

 Ameritech           5,405     03/2005    2/5yr.      $110,303          $24.49
 Cellular

                                                                    Average      Percent of      Percent of
                                                                   Base Rent   Total Building    Annual Base
                         Approx. GLA    Annual Base               Per Square         GLA            Rent
              Number of  of Expiring      Rent of                 Foot Under     Represented   Represented by
Year Ending    Leases       Leases       Expiring   Total Annual   Expiring      by Expiring      Expiring
December 31,  Expiring   (square feet)    Leases    Base Rent (1)   Leases         Leases          Leases
   1997           -            -             -        $109,492         -              -               -

   1998           -            -             -         112,769         -              -               -

   1999           -            -             -         116,158         -              -               -

   2000           -            -             -         119,649         -              -               -

   2001           -            -             -         123,229         -              -               -

   2002           -            -             -         126,934         -              -               -

   2003           -            -             -         130,740         -              -               -

   2004           -            -             -         134,636         -              -               -

   2005           1          4,504       $135,615      135,615      $30.11          100%            100%

   2006           -            -             -            -            -              -               -


(1) No assumptions were made regarding the releasing of expired leases.  It is the opinion of the
    Company's management that the space will be released at market rates.



The Company received an appraisal prepared by an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers which reported a fair market value for the Ameritech Outlot property, as of April 22, 1997, of $1.1 million. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

MANAGEMENTS DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE COMPANY

Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this quarterly report on Form 10-Q constitute "forward-looking statements" within the meaning of the
Federal Private Securities  Litigation  Reform  Act  of  1995.   These forward-
looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, limitations on the area in which the Company may acquire properties; risks associated with borrowings secured by the Company's properties; competition for tenants and customers; federal, state or local regulations; adverse changes in general economic or local conditions; competition for property acquisitions with third parties that have greater financial resources than the Company; inability of lessees to meet financial obligations; uninsured losses; risks of failing to qualify as a REIT; and potential conflicts of interest between the Company and its affiliates including the Advisor.


Liquidity and Capital Resources

As of July 24, 1996, the Company had received subscriptions for a total of 5,000,000 Shares, thereby completing the initial Offering. On July 24, 1996, the Company commenced a follow-on Offering of 10,000,000 shares plus an additional 1,000,000 shares available for distribution through the DRP. As of March 31, 1997, the Company had received subscriptions for a total of 5,878,866 Shares of the follow-on Offering, resulting in $108,357,364 in Gross Offering Proceeds. As of March 31, 1997, the Company has repurchased 6,350 Shares through the Share Repurchase Program.

The Company's capital needs and resources are expected to undergo changes as a result of the completion of the initial public offering of Shares, the commencement of the follow-on Offering and the acquisition of properties. Operating cash flow is expected to increase as these additional properties are added to the portfolio. Distributions to Stockholders are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of funds available for distribution, the Company's financial condition, capital expenditures, and the annual distribution required to maintain REIT status under the Code.

As of March 31, 1997, the Company had acquired twenty-four properties utilizing approximately $86,523,702 of cash and cash equivalents. Cash and cash equivalents consists of cash and short-term investments. Cash and cash equivalents at March 31, 1997 and December 31, 1996 were $22,647,158 and $8,491,735 respectively. This increase was due to the additional sales proceeds raised and $38,510,000 in loan proceeds from financing the properties. Partially offsetting the increase in cash and cash equivalents was the purchase of seventeen additional properties since March 31, 1996 and the payment of Offering costs.

The Company intends to use cash and cash equivalents to purchase additional properties, to pay distributions and to pay offering costs.

The properties owned by the Company are currently generating sufficient cash flow to cover operating expenses of the Company plus pay a monthly distribution on weighted average shares. Commencing with the fourth quarter of 1996, the Company increased the monthly distributions from 8.0% to 8.3% per annum on weighted average shares. Beginning March 1, 1997, the Company increased the monthly distribution paid to 8.5% per annum on weighted average shares.
Distributions declared for the three months ended March 31, 1997 were $1,941,390, a portion of which represents a return of capital for federal income tax purposes. The return of capital portion of the distributions cannot be determined at this time and will be calculated at year end.

Management of the Company monitors the various qualification tests the Company must meet to maintain its status as a real estate investment trust. Large ownership of the Company's stock is tested upon purchase to determine that no more than 50% in value of the outstanding stock is owned directly, or indirectly, by five or fewer persons or entities at any time. Management of the Company also determines, on a quarterly basis, that the Gross Income, Asset and Distribution Tests as described in the section of the Prospectus entitled "Federal Income Tax Considerations--Taxation of the Company--REIT Qualification Tests" are met. On an ongoing basis, as due diligence is performed by management of both the Company and the Advisor on potential real estate purchases or temporary investment of uninvested capital, management of both entities determines that the income from the new asset will qualify for REIT purposes. Beginning with the year ended December 31, 1995, the Company qualified as a REIT.

Cash Flows From Operating Activities

Net cash provided by operating activities increased by approximately $980,000 for the three months ended March 31, 1997 to $1,575,693 from $596,106 for the same period in 1996. This increase is due primarily to an increase in net income for the three months ended March 31, 1997, as compared to the net income for the three months ended March 31, 1996. This increase in net income is due to the purchase of additional properties. As of March 31, 1997, the Company had acquired twenty-four properties, as compared to seven properties as of March 31, 1996.

Cash Flows From Investing Activities

During the three months ended March 31, 1997, the Company utilized $11,429,015 in investing activities for the purchase of three properties, as compared to the $5,657,980 utilized in the three months ended March 31, 1996 for the purchase of one property.

Cash Flows From Financing Activities

For the three months ended March 31, 1997, the Company generated $27,550,217 of cash flows from financing activities as compared to $7,413,866 of cash flows generated from financing activities for the three months ended March 31, 1996. This increase is due primarily to the increase in proceeds raised from the Offering of $27,207,053 for the three months ended March 31, 1997, as compared to $9,084,592 of Offering proceeds raised for the three months ended March 31, 1996. This increase is partially offset by an increase in the cash used for the payment of Offering costs for the three months ended March 31, 1997. The increase is also partially offset by an increase in the amount of distributions paid for the three months ended March 31, 1997 of $1,740,481 as compared to the distributions paid for the three months ended March 31, 1996 of $422,750.

The Advisor has guaranteed payment of all public offering expenses (excluding selling commissions, the marketing contribution and the due diligence expense allowance fee) in excess of 5.5% of the Gross Offering Proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including such selling expenses) which together exceed 15% of the Gross Offering Proceeds. As of March 31, 1997, organizational and offering costs did not exceed this limitation.

Results of Operations

As of March 31, 1997, subscriptions for a total of 10,878,866 Shares were received from the public resulting in $108,357,364 in Gross Offering Proceeds, which includes the Advisor's capital contribution of $200,000 and Shares purchased through the DRP.

Funds from operations ("FFO") means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and other non-cash items. FFO and funds available for distribution for the three months ended March 31, 1997 and 1996 are calculated as follows:

                                                       1997          1996
                                                       ----          ----
     Net income................................... $   884,700       235,266
     Depreciation.................................     741,920       103,091
                                                   ------------  ------------
       Funds from operations(1)...................   1,626,620       338,357

     Deferred rent receivable (2).................     (99,411)       (7,295)
     Rental income received under
      Master lease agreements (3).................      71,599       109,333
                                                   ------------  ------------
     Funds available for distribution............. $ 1,598,808       440,395
                                                   ============  ============


  (1) FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

  (2) Reference is made to Note (5) of the Notes to Financial Statements of the Company.

  (3) As part of the purchase of some of the properties, the Company will receive rent under master lease agreements on some of the spaces currently vacant for periods ranging from one to two years or until the spaces are leased. Generally accepted accounting principles require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income. For the three months ended March 31, 1997 and 1996, the Company has recorded $71,599 and $109,333, respectively of such payments. Reference is made to Note (5) of the Notes to Financial Statements of the Company.

Total income for the three months ended March 31, 1997 and 1996 was $4,857,771 and $761,079, respectively. This increase was due to the purchase of additional properties. As of March 31, 1997, the Company had acquired twenty-four properties, as compared to seven properties as of March 31, 1996. The purchase of additional properties also resulted in increases in property operating expenses to Affiliates and non-affiliates and depreciation expense.

The increase in mortgage interest to Affiliates and non-affiliates for the three months ended March 31, 1997, as compared to the three months ended March 31,
1996, is due to several factors. The Company assumed mortgages as part of the purchases of Regency Point and Aurora Commons. The Company also obtained $38,510,000 of financing from an unaffiliated lender, on fourteen properties previously acquired. The Company continues to have a mortgage collateralized by the Walgreens, Decatur property payable to an Affiliate.

Interest income is the result of cash and cash equivalents being invested in short-term investments until a property is purchased.

The increases in professional services to non-affiliates and general and administrative expenses to Affiliates and non-affiliates for the three months ended March 31, 1997, as compared to the three months ended March 31, 1996, is due to the management of an increased number of real estate assets.


The following is a list of approximate physical occupancy levels for the Company's investment properties as of the end of each quarter during 1996 and 1997. N/A indicates the property was not owned by the Company at the end of the quarter.

                                    1996                        1997
                          ------------------------    ------------------------
                            at    at    at    at        at    at    at    at
      Properties           03/31 06/30 09/30 12/31     03/31 06/30 09/30 12/31
      ----------           ----- ----- ----- -----     ----- ----- ----- -----
Walgreens                   100%  100%  100%  100%      100%
  Decatur, Illinois
Eagle Crest                 100%  100%  100%  100%       97%*
  Naperville, Illinois
Montgomery-Goodyear         100%  100%  100%  100%       77%
  Montgomery, Illinois
Hartford/Naperville Plaza   100%  100%  100%  100%      100%
  Naperville, Illinois
Nantucket Square             81%   81%   94%   85%       94%
  Schaumburg, Illinois
Antioch Plaza                49%   49%   49%   57%       59%*
  Antioch, Illinois
Mundelein Plaza             100%  100%  100%  100%      100%
  Mundelein, IL
Regency Point               N/A    97%   97%   97%      100%
  Lockport, IL
Prospect Heights            N/A    78%  100%  100%       83%*
  Prospect Heights, IL
Montgomery-Sears            N/A    85%   85%   85%       85%*
  Montgomery, IL

                                    1996                        1997
                          ------------------------    ------------------------
                            at    at    at    at        at    at    at    at
      Properties           03/31 06/30 09/30 12/31     03/31 06/30 09/30 12/31
      ----------           ----- ----- ----- -----     ----- ----- ----- -----

Zany Brainy                 N/A   N/A   100%  100%      100%
  Wheaton, IL
Salem Square                N/A   N/A    97%   97%       97%*
  Countryside, IL
Hawthorn Village            N/A   N/A    99%   98%       97%
  Vernon Hills, IL
Six Corners                 N/A   N/A   N/A    92%       94%
  Chicago, IL
Spring Hill Fashion Ctr.    N/A   N/A   N/A    95%       96%
  West Dundee, IL
Crestwood Plaza             N/A   N/A   N/A   100%      100%
  Crestwood, IL
Park St. Claire             N/A   N/A   N/A   100%      100%
  Schaumburg, IL
Lansing Square              N/A   N/A   N/A    89%       90%
  Lansing, IL
Summit of Park Ridge        N/A   N/A   N/A    81%       82%*
  Park Ridge, IL
Grand and Hunt Club         N/A   N/A   N/A   100%      100%
  Gurnee, IL
Quarry Outlot               N/A   N/A   N/A   100%      100%
  Hodgkins, IL
Maple Park Place            N/A   N/A   N/A   N/A        99%
  Bolingbrook, IL
Aurora Commons              N/A   N/A   N/A   N/A        99%
  Aurora, IL
Lincoln Park Place          N/A   N/A   N/A   N/A       100%
  Chicago, IL


  * As part of the purchase of these properties the Company receives rent under master lease agreements on the space which was vacant at the time of the purchase, resulting in 100% economic occupancy at March 31, 1997 for Antioch, Montgomery-Sears and Salem Square.

    As part of the purchase of Summit of Park Ridge, a portion of the Seller's proceeds were escrowed for the monthly release of master lease payments. The master lease agreements along with credits for signed leases resulted in 93% economic occupancy at March 31, 1997.

    The master lease agreements are for periods ranging from one to two years or until the spaces are leased.

    The Company has received termination fees resulting in 100% economic occupancy for Eagle Crest and Prospect Heights.

Subsequent Events

On April 11, 1997, the Company purchased the Niles Shopping Center from an unaffiliated third party for approximately $3,280,000. The property is located in Niles, Illinois and contains 26,117 square feet of leasable space.

On May 6, 1997, the Company purchased the Mallard Crossing Shopping Center from an unaffiliated third party for approximately $8,000,000. The property is located in Elk Grove Village, Illinois and contains 82,949 square feet of leasable space. Its anchor tenant is Eagle Foods.

On May 6, 1997, the Company purchased Cobblers Crossing Shopping Center from an unaffiliated third party for approximately $10,800,000. The property is located in Elgin, Illinois and contains 102,642 square feet of leasable space. Its anchor tenant is Jewel/Osco.

On May 9, 1997, the Company purchased Ameritech Outlot from an unaffiliated third party for approximately $1,050,000. The property is located in Joliet, Illinois. It consists of a 4,504 square foot building occupied solely by Ameritech.

On the behalf of the Company, the Advisor is currently exploring the purchase of additional shopping centers from unaffiliated third parties.

                             PLAN OF DISTRIBUTION

The Company commenced the best efforts Offering on July 24, 1996, and as of May 19, 1997 the Company had accepted subscriptions for 7,682,529 shares ($69,526,891 net of Selling Commissions, the Marketing Contributions and the Due Diligence Expense Allowance Fee).

Inland Securities Corporation, an Affiliate of the Advisor, serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other amounts. As of May 19, 1997, Inland Securities Corporation was entitled to receive commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee totaling $7,079,066 in connection with the Offering. An Affiliate of the Advisor is also entitled to receive Property Management Fees for management and leasing services. The Company incurred and paid Property Management Fees of approximately $173,000 for the three months ended March 31, 1997 and $229,307 for the year ended December 31, 1996. The Advisor may also receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. As of March 31, 1997, the Company had incurred Advisor Asset Management Fees of $233,337, all of which remains unpaid.


            DISTRIBUTION REINVESTMENT AND SHARE REPURCHASE PROGRAMS

The Company anticipates reducing the amount of Shares available for the Distribution Reinvestment Program from 2.0 million Shares to 625,000 Shares. As of May 8, 1997, 273,536.62 Shares have been issued pursuant to the Distribution Reinvestment Program. In the event that more than 625,000 Shares are needed for the Distribution Reinvestment Program, the Company will increase the number of Shares accordingly.

                         INDEX TO FINANCIAL STATEMENTS
                                                                           Page

Balance Sheets (unaudited), March 31, 1997 and December 31,1996........... F-1

Statements of Operations (unaudited) for the three months ended
  March 31, 1997 and 1996................................................. F-3

Statements of Stockholders' Equity (unaudited),
  March 31, 1997 and December 31, 1996.................................... F-4

Statements of Cash Flows (unaudited) for the three months ended
  March 31, 1997 and December 31, 1996.................................... F-5

Notes to Financial Statements............................................. F-7

Pro Forma Balance Sheet (unaudited) at December 31, 1996.................. F-16

Notes to Pro Forma Balance Sheet (unaudited) at December 31, 1996......... F-18

Pro Forma Statement of Operations (unaudited) for the year ended
  December 31, 1996....................................................... F-22

Notes to Pro Forma Statement of Operations (unaudited) for the year ended December 31, 1996................................................. F-24

Pro Forma Balance Sheet at March 31, 1997  (unaudited).................... F-41

Notes to Pro Forma Balance Sheet at March 31, 1997  (unaudited)........... F-43

Pro Forma Statement of Operations for the three months ended
  March 31, 1997  (unaudited)............................................. F-46

Notes to Pro Forma Statement of Operations for the three months ended March 31, 1997  (unaudited)....................................... F-48

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                                Balance Sheets

                     March 31, 1997 and December 31, 1996
                                  (unaudited)


                                    Assets
                                    ------

                                                       1997          1996
Investment properties (Notes 1, 4 and 5):              ----          ----
  Land............................................ $ 31,859,748   24,705,743
  Building and improvements.......................   91,746,576   69,927,238
                                                   ------------- ------------
                                                    123,606,324   94,632,981
  Less accumulated depreciation...................    1,850,958    1,109,038
                                                   ------------- ------------
  Net investment properties.......................  121,755,366   93,523,943
                                                   ------------- ------------
Cash and cash equivalents including amounts
  held by property manager (Note 1)...............   22,647,158    8,491,735
Restricted cash (Note 1)..........................    1,117,333      122,043
Accounts and rents receivable (Notes 1 and 5).....    2,666,872    1,914,756
Deposits and other assets (Note 7)................    2,808,079       95,828
Deferred organization costs (net of accumulated
  amortization of $6,865 and $5,492 at March 31,
  1997 and December 31, 1996, respectively)
  (Note 1)........................................       20,597       21,970
Loan fees (net of accumulated amortization
  of $48,866 and $11,875 at March 31, 1997 and
  December 31, 1996, respectively) (Note 1).......      495,004      338,411
                                                   ------------- ------------

    Total assets.................................. $151,510,409  104,508,686
                                                   ============= ============









                See accompanying notes to financial statements.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                                Balance Sheets
                                  (continued)

                     March 31, 1997 and December 31, 1996
                                  (unaudited)



                     Liabilities and Stockholders' Equity
                     ------------------------------------

                                                       1997          1996
Liabilities:                                           ----          ----
  Accounts payable................................ $    445,536      289,912
  Accrued offering costs to Affiliates............      838,302      298,341
  Accrued offering costs to non-affiliates........       29,926        4,236
  Accrued interest payable to Affiliates..........        4,699        4,718
  Accrued interest payable to non-affiliates......         -          52,402
  Accrued real estate taxes.......................    3,134,066    2,770,889
  Distributions payable (Note 8)..................      749,856      548,947
  Security deposits...............................      320,966      247,769
  Mortgage payable (Note 6).......................   53,182,067   30,838,233
  Unearned income.................................      375,570       64,590
  Other liabilities...............................         -          32,820
  Due to Affiliates (Note 2)......................      247,191      255,591
                                                   ------------- ------------
    Total liabilities.............................   59,328,179   35,408,448
                                                   ------------- ------------

Stockholders' Equity (Notes 1 and 2):
  Common stock, $.01 par value, 24,000,000 Shares
    authorized; 10,885,216 and 10,878,866, issued
    and outstanding at March 31, 1997 and 8,144,116
    and 8,137,766 issued and outstanding at
    December 31, 1996, respectively...............      108,280       81,000
  Additional paid-in capital (net of offering
    costs of $13,568,479 and $10,500,108 at March
    31, 1997 and December 31, 1996, respectively,
    of which $10,926,010 and $8,096,213 was paid
    to Affiliates, respectively)..................   94,623,475   70,512,073
  Accumulated distributions in excess
    of net income.................................   (2,549,525)  (1,492,835)
                                                   ------------- ------------
    Total stockholders' equity....................   92,182,230   69,100,238
                                                   ------------- ------------
Total liabilities and stockholders' equity........ $151,510,409  104,508,686
                                                   ============= ============



                See accompanying notes to financial statements.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                           Statements of Operations

              For the three months ended March 31, 1997 and 1996
                                  (unaudited)

                                                       1997          1996
                                                       ----          ----
Income:
  Rental income (Notes 1 and 5)................... $ 3,603,584       475,038
  Additional rental income........................   1,061,507       242,290
  Interest income.................................     156,436        43,751
  Other income....................................      36,244          -
                                                   ------------  ------------
                                                     4,857,771       761,079
                                                   ------------  ------------
Expenses:
  Professional services to Affiliates.............       9,500         2,000
  Professional services to non-affiliates.........      30,410        26,068
  General and administrative expenses
    to Affiliates.................................      16,936         7,903
  General and administrative expenses
    to non-affiliates.............................      28,312         2,197
  Advisor asset management fee....................     233,337        48,540
  Property operating expenses to Affiliates.......     172,537        29,136
  Property operating expenses to non-affiliates...   1,686,924       281,477
  Mortgage interest to Affiliates.................      44,454        15,043
  Mortgage interest to non-affiliates.............     961,287          -
  Depreciation....................................     741,920       103,091
  Amortization....................................      38,364         1,373
  Acquisition costs expensed......................       9,090         8,985
                                                   ------------  ------------
                                                     3,973,071       525,813
                                                   ------------  ------------
    Net income.................................... $   884,700       235,266
                                                   ============  ============

Net income per weighted average common stock shares
  outstanding (9,384,792 and 2,000,073 for the
  three months ended March 31, 1997 and 1996,
  respectively.................................... $       .09           .12
                                                   ============  ============









                See accompanying notes to financial statements.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                      Statements of Stockholders' Equity

                     March 31, 1997 and December 31, 1996
                                  (unaudited)


                                                     Accumulated
                                          Additional Distributions
                               Common       Paid-in  in excess of
                                Stock      Capital    net income   Total
                             ----------- ----------- ----------- ------------

Balance January 1, 1996..... $   19,996  16,835,183    (240,113)  16,615,066

Net income..................       -           -      2,452,221    2,452,221

Distributions declared
  ($.82 for the year ended
  December 31, 1996 per
  weighted average common
  stock shares outstanding).       -           -     (3,704,943)  (3,704,943)

Proceeds from Offering (net
  of Offering costs of
  $7,378,933................     61,038  53,707,177        -      53,768,215

Repurchases of Shares.......        (34)    (30,287)       -         (30,321)
                             ----------- ----------- ----------- ------------
Balance December 31, 1996...     81,000  70,512,073  (1,492,835)  69,100,238

Net income..................       -           -        884,700      884,700

Distributions declared
  ($.21 for the three months
  ended March 31, 1997 per
  weighted average common
  stock shares outstanding).       -           -     (1,941,390)  (1,941,390)

Proceeds from Offering (net
  of Offering costs of
  $3,068,371)...............     27,280  24,111,402        -      24,138,682
                             ----------- ----------- ----------- ------------

Balance March 31, 1997...... $  108,280  94,623,475  (2,549,525)  92,182,230
                             =========== =========== =========== ============






                See accompanying notes to financial statements.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                            Statement of Cash Flows

              For the three months ended March 31, 1997 and 1996
                                  (unaudited)

                                                       1997          1996
Cash flows from operating activities:                  ----          ----
  Net income....................................   $   884,700       235,266
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation................................       741,920       103,091
    Amortization................................        38,364         1,373
    Rental income under master lease agreements.        71,599       109,333
    Changes in assets and liabilities:
      Accounts and rents receivable...............    (752,116)     (158,258)
      Other assets................................    (218,111)      135,814
      Accrued interest payable....................     (52,421)         (471)
      Accrued real estate taxes...................     363,177        89,571
      Accounts payable............................     155,624        36,669
      Unearned income.............................     310,980       (26,578)
      Other current liabilities...................     (32,820)         -
      Due to Affiliates...........................      (8,400)       53,646
      Security deposits...........................      73,197        16,650
                                                   ------------  ------------
Net cash provided by operating activities.........   1,575,693       596,106
                                                   ------------  ------------
Cash flows from investing activities:
  Restricted cash.................................    (995,290)         -
  Additions to investment properties..............     (52,042)     (153,450)
  Purchase of investment properties............... (11,429,015)   (5,657,980)
  Deposits on investment properties...............  (2,494,140)         -
                                                   ------------  ------------
Net cash used in investing activities............. (14,970,487)   (5,811,430)
                                                   ------------  ------------
Cash flows from financing activities:
  Repayment of note to Affiliate..................        -         (360,000)
  Proceeds from offering..........................  27,207,053     9,084,592
  Payments of offering costs......................  (2,502,720)     (885,260)
  Loan proceeds...................................  12,840,000          -
  Loan fees.......................................    (193,584)         -
  Distributions paid..............................  (1,740,481)     (422,750)
  Principal payments of debt......................  (8,060,051)       (2,716)
                                                   ------------  ------------
Net cash provided by financing activities.........  27,550,217     7,413,866
                                                   ------------  ------------
Net increase in cash and cash equivalents.........  14,155,423     2,198,542

Cash and cash equivalents at beginning of period..   8,491,735       738,931
                                                   ------------  ------------
Cash and cash equivalents at end of period........ $22,647,158     2,937,473
                                                   ============  ============


                See accompanying notes to financial statements.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                            Statement of Cash Flows
                                  (continued)

              For the three months ended March 31, 1997 and 1996
                                  (unaudited)


Supplemental schedule of noncash investing and financing activities:


                                                       1997           1996
                                                       ----           ----
Purchase of investment properties................ $(28,992,900)    (5,657,980)
  Assumption of mortgage debt....................    9,563,885           -
  Note payable to Affiliate......................    8,000,000           -
                                                  -------------  -------------
                                                  $(11,429,015)    (5,657,980)
                                                  =============  =============

Distributions payable............................ $    749,856        183,457
                                                  =============  =============

Cash paid for interest........................... $  1,058,162         15,513
                                                  =============  =============




























                See accompanying notes to financial statements.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements

                                March 31, 1997
                                  (unaudited)


Readers of this Quarterly Report should refer to the Company's audited financial statements for the fiscal year ended December 31, 1996, which are included in the Company's 1996 Annual Report, as certain footnote disclosures which would substantially duplicate those contained in such audited financial statements have been omitted from this Report.

(1)    Organization and Basis of Accounting

Inland Real Estate Corporation (the "Company") was formed on May 12, 1994 to invest in neighborhood retail centers located within an approximate 150-mile radius of its headquarters in Oak Brook, Illinois. The Company may also acquire single-user retail properties in locations throughout the United States, certain of which may be sale and leaseback transactions, net leased to creditworthy tenants. Inland Real Estate Advisory Services, Inc. (the "Advisor"), an Affiliate of the Company, is the advisor to the Company. On October 14, 1994, the Company commenced an initial public offering, on a best efforts basis, ("Offering") of 5,000,000 shares of common stock ("Shares") at a price of $10 per Share and 1,000,000 Shares at a price of $9.05 per Share to be distributed pursuant to the Company's distribution reinvestment program (the "DRP"). As of July 24, 1996, the Company had received subscriptions for a total of 5,000,000 Shares, thereby completing the initial Offering. On July 24, 1996, the Company commenced an offering of an additional 10,000,000 Shares, on a best efforts basis, (the "Second Offering") plus an additional 1,000,000 Shares for distribution through the DRP. As of March 31, 1997, the Company had received subscriptions for a total of 5,878,866 Shares from the Second Offering, resulting in $108,357,364 in gross offering proceeds, including Shares purchased through the Distribution Reinvestment Program. As of March 31, 1997, the Company has repurchased 6,350 Shares through the Share Repurchase Program.

The Company qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ending December 31, 1995. Since the Company qualified for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                                March 31, 1997
                                  (unaudited)


The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents and are carried at cost, which approximates fair value.

Restricted cash at March 31, 1997 includes $995,290 held in escrow for the principal payments on the Aurora Commons mortgage payable. Restricted cash at March 31, 1997 and December 31, 1996 also includes amounts held in escrow for tenant improvements, concessions and leasing commissions at Antioch Plaza. Such amounts will be added to the basis of the property as tenant improvements are completed.

The Partnership adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") as required in the first quarter of 1996. SFAS 121 requires that the Partnership record an impairment loss on its property to be held for investment whenever its carrying value cannot be fully recovered through estimated undiscounted future cash flows from their operations and sale. The amount of the impairment loss to be recognized would be the difference between the property's carrying value and the property's estimated fair value. The adoption of SFAS 121 did not have any effect on the Partnership's financial position, results of operations or liquidity.

Depreciation expense is computed using the straight-line method. Buildings and improvements are based upon estimated useful lives of 30 years. Tenant improvements will be depreciated over the related lease period.

Loan fees are amortized on a straight line basis over the life of the related loans.

Deferred organization costs are amortized over a 60-month period.

Offering costs are offset against the Stockholders' equity accounts. Offering costs consist principally of printing, selling and registration costs.

Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                                March 31, 1997
                                  (unaudited)


(2)    Transactions with Affiliates

As of March 31, 1997, the Company had incurred $13,568,479 of organization and offering costs. Pursuant to the terms of the offering, the Advisor is required to pay organizational and offering expenses (excluding sales commissions, the marketing contribution and the due diligence expense allowance fee) in excess of 5.5% of the gross proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including selling commissions) which together exceed 15% of gross offering proceeds. As of the completion of the initial Offering, organizational and offering did not exceed the 5.5% or 15% limitations. As of March 31, 1997, organizational and offering costs of the Second Offering did not exceed the 5.5% and 15% limitations. The Company anticipates that these costs will not exceed these limitations upon completion of the offerings, however, any excess amounts will be reimbursed by the Advisor.

The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the Offering. Such costs to Affiliates incurred relating to the offering were $964,824 and $692,248 as of March 31, 1997 and December 31, 1996, respectively, of which $260,555 and $120,269 were unpaid as of March 31, 1997 and December 31, 1996, respectively. In addition, an Affiliate of the Advisor serves as dealer manager of the offering and is entitled to receive selling commissions, a marketing contribution and a due diligence expense allowance fee from the Company in connection with the offering. Such amounts incurred were $9,961,186 and $7,403,965 as of March 31, 1997 and December 31, 1996, respectively, of which $577,747 and $270,365 was unpaid as of March 31, 1997 and December 31, 1996, respectively. As of March 31, 1997, approximately $8,436,000 of these commissions had been passed through from the Affiliate to unaffiliated soliciting broker/dealers.

The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the administration of the Company. Such costs are included in professional services to Affiliates, general and administrative expenses to Affiliates and acquisition costs expensed of which $13,854 remained unpaid at March 31, 1997.

As of March 31, 1997, the Advisor has contributed $200,000 to the capital of the Company for which it received 20,000 Shares.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                                March 31, 1997
                                  (unaudited)


The Advisor may receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. For any year in which the Company qualifies as a REIT, the Advisor must reimburse the Company: (i) to the extent that the Advisor Asset Management Fee plus Other Operating Expenses paid during the previous calendar year exceed 2% of the Company's Average Invested Assets for the calendar year or 25% of the Company's Net Income for that calendar year; and (ii) to the extent that Stockholders have not received an annual Distribution equal to or greater than the 8% Current Return. For the three months ended March 31, 1997, the Company has incurred $233,337 of such fees, all of which remains unpaid at March 31, 1997.

An Affiliate of the Advisor is entitled to receive Property Management Fees for management and leasing services. The Company incurred and paid Property Management Fees of $172,537 and $29,136 for the three months ended March 31, 1997 and 1996, respectively, all of which has been paid.


(3)    Stock Option and Dealer Warrant Plan

The Company adopted an Independent Director Stock Option Plan which granted each Independent Director an option to acquire 3,000 Shares as of October 19, 1994 and an additional 500 Shares on the date of each annual stockholders' meeting commencing with the annual meeting in 1995 if the Independent Director is a member of the Board on such date. The options for the initial 3,000 Shares granted shall be exercisable as follows: 1,000 Shares on the date of grant and 1,000 Shares on each of the first and second anniversaries of the date of grant. The succeeding options are exercisable on the second anniversary of the date of grant. As of March 31, 1997, options for 1,000 Shares have been exercised $9.05.

In addition to  sales  commissions,  Soliciting  Dealers  will also receive one
Soliciting Dealer Warrant for each 40 Shares sold by such Soliciting Dealer during the offerings, subject to state and federal securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share from the Company at a price of $12 during the period commencing with the first date upon which the Soliciting Dealer Warrants are issued and ending upon the first to occur of: (i) October 14, 1999 or (ii) the closing date of a secondary offering of the Shares by the Company. Notwithstanding the foregoing no Soliciting Dealer Warrant will be exercisable until one year from the date of issuance. As of December 31, 1996, none of these warrants were exercised.

                                                 INLAND REAL ESTATE CORPORATION
                                                    (a Maryland corporation)

                                                  Notes to Financial Statements
                                                           (continued)

(4) Investment Properties
                                                                               Gross amount at which carried
                                          Initial Cost (A)                            at end of period
                                     --------------------------     Net      -----------------------------------------
                                                    Buildings   Adjustments      Land        Buildings
                              Date                     and           to           and           and
                               Acq       Land     improvements   Basis (B)   improvements  improvements      Total
                             ------- ------------ ------------- ------------ ------------- ------------- -------------
Single-user Retail
------------------
  Walgreens/Decatur
    Decatur, IL.............  01/95  $    78,330    1,130,723         -           78,330     1,130,723     1,209,053

  Zany Brainy
    Wheaton, IL.............  07/96      838,000    1,626,033         -          838,000     1,626,033     2,464,033

Neighborhood Retail Centers
---------------------------
  Eagle Crest Shopping Center
    Naperville, IL..........  03/95    1,878,618    2,938,352         -        1,878,618     2,938,352     4,816,970

  Montgomery-Goodyear
    Montgomery, IL..........  09/95      315,000      834,659      (12,692)      315,000      821,967      1,136,967

  Hartford/Naperville Plaza
    Naperville, IL..........  09/95      990,000    3,427,961       11,244       990,000     3,439,205     4,429,205

  Nantucket Square
    Schaumburg, IL..........  09/95    1,908,000    2,349,918      (72,214)    1,908,000     2,277,704     4,185,704

  Antioch Plaza
    Antioch, IL.............  12/95      268,000    1,360,445     (161,464)      268,000     1,198,981     1,466,981

  Mundelein Plaza
    Mundelein, IL...........  03/96    1,695,000    3,965,560      (30,620)    1,695,000     3,934,940     5,629,940

  Regency Point
    Lockport, IL............  04/96    1,000,000    4,720,800      (24,225)    1,000,000     4,696,575     5,696,575

  Prospect Heights
    Prospect Heights, IL....  06/96      494,300    1,683,755      (11,989)      494,300     1,671,766     2,166,066

  Montgomery-Sears
    Montgomery, IL..........  06/96      768,000    2,714,173      (46,150)      768,000     2,668,023     3,436,023
                                     ------------ ------------  -----------  ------------  ------------  ------------
    Subtotal                         $10,233,248   26,752,379     (348,110)   10,233,248    26,404,269    36,637,517

                                            INLAND REAL ESTATE CORPORATION
                                               (a Maryland corporation)

                                             Notes to Financial Statements
                                                      (continued)

(4) Investment Properties (continued)
                                                                               Gross amount at which carried
                                          Initial Cost (A)                            at end of period
                                     --------------------------     Net      -----------------------------------------
                                                    Buildings   Adjustments      Land        Buildings
                              Date                     and           to           and           and
                               Acq       Land     improvements   Basis (B)   improvements  improvements      Total
                             ------- ------------ ------------- ------------ ------------- ------------- -------------
  Subtotal                           $10,233,248   26,752,379     (348,110)   10,233,248    26,404,269    36,637,517

  Salem Square
    Countryside, IL.........  08/96    1,735,000    4,449,217      (12,075)    1,735,000     4,437,142     6,172,142

  Hawthorn Village
    Vernon Hills, IL........  08/96    2,619,500    5,887,640         -        2,619,500     5,887,640     8,507,140

  Six Corners
    Chicago, IL.............  10/96    1,440,000    4,538,152         -        1,440,000     4,538,152     5,978,152

  Spring Hill Fashion Corner
    West Dundee, IL.........  11/96    1,794,000    7,415,396       (3,500)    1,794,000     7,411,896     9,205,896

  Crestwood Plaza
    Crestwood, IL...........  12/96      325,577    1,483,183          750       325,577     1,483,933     1,809,510

  Park St. Claire
    Schaumburg, IL..........  12/96      319,578    1,205,672        5,537       319,578     1,211,209     1,530,787

  Lansing Square
    Lansing, IL.............  12/96    4,075,000   12,179,383        3,158     4,075,000    12,182,541    16,257,541

  Summit of Park Ridge
    Park Ridge, IL..........  12/96      672,000    2,497,950          187       672,000     2,498,137     3,170,137

  Grand and Hunt Club
    Gurnee, IL..............  12/96      969,840    2,622,575      (53,343)      969,840     2,569,232     3,539,072

  Quarry Outlot
    Hodgkins, IL............  12/96      522,000    1,278,431        5,099       522,000     1,283,530     1,805,530

  Maple Park Place
    Bolingbrook, IL.........  01/97    3,115,005   12,220,332         -        3,115,005    12,220,332    15,335,337

  Aurora Commons
    Aurora, IL..............  01/97    3,220,000    8,318,661         -        3,220,000     8,318,661    11,538,661

  Lincoln Park Place
    Chicago, IL.............  01/97      819,000    1,299,902         -          819,000     1,299,902     2,118,902
                                     ------------ ------------  -----------  ------------  ------------  ------------
    Total                            $31,859,748   92,148,873     (402,297)   31,859,748    91,746,576   123,606,324
                                     ============ ============  ===========  ============  ============  ============

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                                March 31, 1997
                                  (unaudited)


(4) Investment Properties (continued)

(A) The initial cost to the Company, represents the original purchase price of the property, including amounts incurred subsequent to acquisition, which were contemplated at the time the property was acquired.

(B) Adjustments to basis includes additions to investment properties and payments received under master lease agreements. As part of several purchases, the Company will receive rent under master lease agreements on the spaces currently vacant for periods ranging from one to two years or until the spaces are leased. Generally Accepted Accounting Principles ("GAAP") require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income. The cumulative amount of such payments was $642,293 and $570,694 as of March 31, 1997 and December 31, 1996, respectively. (Note 5)


(5) Operating Leases


As part of the purchases of several of the properties, the Company will receive rent under master lease agreements on spaces currently vacant for periods ranging from one to two years or until the spaces are leased and tenants begin paying rent. GAAP requires the Company to reduce the purchase price of the properties as these payments are received, rather than record the payments as rental income.

Certain tenant leases contain provisions providing for stepped rent increases. GAAP requires the Company to record rental income for the period of occupancy using the effective monthly rent, which is the average monthly rent for the entire period of occupancy during the term of the lease. The accompanying financial statements include increases of $99,411 and $7,295 for the three months ended March 31, 1997 and 1996, of rental income for the period of occupancy for which stepped rent increases apply and $230,732 and $131,638 in related accounts receivable as of March 31, 1997 and December 31, 1996, respectively. The Company anticipates collecting these amounts over the terms of the related leases as scheduled rent payments are made.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                                March 31, 1997
                                  (unaudited)

(6) Mortgages and Note Payable

Mortgages payable consist of the following at March 31, 1997 and December 31, 1996:
                        Current              Current          Balance at
Property as             Interest   Maturity  Monthly    March 31,  December 31,
Collateral                Rate       Date   Payment(a)     1997        1996
-----------            ---------- --------- ---------- ----------- ------------
Mortgage payable to Affiliate:
  Walgreens               7.655%   05/2004  $  5,689   $   736,611     739,543
Mortgages payable to non-affiliates:
  Regency Point           7.2375%  08/2000     (b)       4,412,963   4,428,690
  Eagle Crest             7.850%   10/2003    15,373     2,350,000   2,350,000
  Nantucket Square        7.850%   10/2003    14,392     2,200,000   2,200,000
  Antioch Plaza           7.850%   10/2003     5,724       875,000     875,000
  Mundelein Plaza         7.850%   10/2003    18,382     2,810,000   2,810,000
  Montgomery-Goodyear     7.850%   10/2003     4,121       630,000     630,000
  Montgomery-Sears        7.850%   08/2003    10,761     1,645,000   1,645,000
  Hartford/Naperville     7.850%   08/2003    15,111     2,310,000   2,310,000
  Zany Brainy             7.590%   01/2004     7,875     1,245,000   1,245,000
  Prospect Heights
    Plaza                 7.590%   01/2004     6,926     1,095,000   1,095,000
  Hawthorn Village
    Commons               7.590%   01/2004    27,071     4,280,000   4,280,000
  Six Corners Plaza       7.590%   01/2004    19,608     3,100,000   3,100,000
  Salem Square
    Shopping Center       7.590%   01/2004    19,797     3,130,000   3,130,000
  Lansing Square          7.800%   01/2004    52,975     8,150,000        -
  Spring Hill Fashion
    Mall                  7.800%   01/2004    30,485     4,690,000        -
  Aurora Commons (c)      9.000%   10/2001    85,423     9,522,493        -
                                                       ----------- ------------
Mortgages Payable....................................  $53,182,067  30,838,233
                                                       =========== ============

(a) All payments are interest only, with the exception of the loans secured by the Walgreens, Regency Point and Aurora Commons properties.

(b) Payments on this mortgage are based on a floating interest rate of 180 basis points over the 30-day LIBOR rate, which adjusts monthly, amortizing over 25 years.

(c) The Company received a credit for interest expense on the debt at closing, which is included in restricted cash, along with an amount set aside by the Company for principal payments on the debt. Interest income earned on the restricted cash amounts, when netted with interest expense on the debt, results in an adjusted interest rate on the debt of approximately 8.2%.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                                March 31, 1997
                                  (unaudited)


(7) Deposits on Investment Properties

On February 7, 1997, the Company made an initial deposit of $1,228,510 for the purchase of Forest Commons. The balance of the purchase price, approximately $10,607,000 will be paid upon completion of the redevelopement of the center and when the anticipated main tenant, Dominick's Finer Foods, Inc., begins paying rent under a lease agreement.

On February 7, 1997, the Company made an initial deposit of $1,265,630 for the purchase of Downers Grove Plaza. The balance of the purchase price, approximately $15,382,000 will be paid upon completion of the redevelopement of the center and when the anticipated main tenant, Dominick's Finer Foods, Inc. begins paying rent under a lease agreement.

The Company earns interest on these deposits at the rate of 9.3% per annum.


(8) Subsequent Events

As of May 13, 1997, subscriptions for a total of 12,462,632 Shares were received, bringing total gross offering proceeds to $124,445,135.

In April 1997, the Company paid a distribution of $749,856 to the Stockholders.

On April 11, 1997, the Company purchased the Niles Shopping Center from an unaffiliated third party for approximately $3,280,000. The property is located in Niles, Illinois and contains 26,117 square feet of leasable space.

On May 6, 1997, the Company purchased the Mallard Crossing Shopping Center from an unaffiliated third party for approximately $8,000,000. The property is located in Elk Grove Village, Illinois and contains 82,949 square feet of leasable space. Its anchor tenant is Eagle Foods.

On May 6, 1997, the Company purchased Cobblers Crossing Shopping Center from an unaffiliated third party for approximately $10,800,000. The property is located in Elgin, Illinois and contains 102,642 square feet of leasable space. Its anchor tenant is Jewel/Osco.

On May 9, 1997, the Company purchased Ameritech Outlot from an unaffiliated third party for approximately $1,050,000. The property is located in Joliet, Illinois. It consists of a 4,504 square foot building occupied solely by Ameritech.

                        Inland Real Estate Corporation
                            Pro Forma Balance Sheet
                               December 31, 1996
                                  (unaudited)


The following unaudited Pro Forma Balance Sheet of the Company is presented to effect the acquisition of the Maple Park Place Shopping Center, Aurora Commons Shopping Center, Lincoln Park Place Shopping Center, Niles Shopping Center, Cobblers Mall, Mallard Mall, Calumet Square, Ameritech Outlot, Sequoia Plaza, Highland Park Dominicks and Schaumburg Dominicks as though these transactions occurred December 31, 1996. This unaudited Pro Forma Balance Sheet should be read in conjunction with the December 31, 1996 Financial Statements and the notes thereto as filed on Form 10-K.

This unaudited Pro Forma Balance Sheet is not necessarily indicative of what the actual financial position would have been at December 31, 1996, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                            Inland Real Estate Corporation
                                Pro Forma Balance Sheet
                                   December 31, 1996
                                      (unaudited)


                                                             December 31,
                               December 31,                    1996
                                   1996        Pro Forma     Pro Forma
                               Historical(A) Adjustments(B) Balance Sheet
                               ------------- ------------- --------------
Assets
------
Net investment in
  properties.................. $ 93,523,943    80,854,050   174,377,993
Cash and cash equivalents.....    8,491,735          -        8,491,735
Restricted cash...............      122,043          -          122,043
Accounts and rents
  receivable..................    1,914,756     1,514,537     3,429,293
Other assets..................      456,209        45,201       501,410
                               ------------- ------------- -------------
Total assets.................. $104,508,686    82,413,788   186,922,474
                               ============= ============= =============

Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and accrued
  expenses.................... $    649,609          -          649,609
Accrued real estate taxes.....    2,770,889     1,591,764     4,362,653
Distributions payable (C).....      548,947          -          548,947
Security deposits.............      247,769        87,804       335,573
Mortgages payable.............   30,838,233    21,275,747    52,113,980
Unearned income...............       64,590          -           64,590
Other liabilities.............       32,820          -           32,820
Due to Affiliates.............      255,591          -          255,591
                               ------------- ------------- -------------
Total liabilities.............   35,408,448    22,955,315    58,363,763
                               ------------- ------------- -------------
Common Stock..................       81,000        69,138       150,138
Additional paid in capital
  (net of Offering costs).....   70,512,073    59,389,335   129,901,408
Accumulated distributions in
  excess of net income........   (1,492,835)         -       (1,492,835)
                               ------------- ------------- -------------
Total Stockholders' equity....   69,100,238    59,458,473   128,558,711
                               ------------- ------------- -------------
Total liabilities and
  Stockholders' equity........ $104,508,686    82,413,788   186,922,474
                               ============= ============= =============





                  See accompanying notes to pro forma balance sheet.

                        Inland Real Estate Corporation
                       Notes to Pro Forma Balance Sheet
                                  (continued)
                               December 31, 1996
                                  (unaudited)

(A) The December 31, 1996 Historical column represents the historical balance sheet as presented in the December 31, 1996 10-K as filed with the SEC.

(B) The following pro forma adjustment relates to the acquisition of the subject properties as though they were acquired on December 31, 1996. The terms are described in the notes that follow.


                                 Pro Forma Adjustments
                         ---------------------------------------------------
                                                                   Niles
                          Maple Park     Aurora     Lincoln      Shopping
                             Place       Commons    Park Place    Center
                         ------------ ------------ ------------ ------------
Assets
------
Net investment in
  properties............ $15,262,150   11,500,000    2,100,000    3,280,000
Accounts and rents
  receivable............     189,477      174,067       82,674      121,981
Other assets............      20,000         -          25,201         -
                         ------------ ------------ ------------ ------------
Total assets............ $15,471,627   11,674,067    2,207,875    3,401,981
                         ============ ============ ============ ============

Liabilities and Stockholders' Equity
------------------------------------
Accrued real estate
  taxes................. $   189,477      177,619       82,674      121,981
Security deposits.......      49,224       24,330         -          14,250
Mortgages payable.......   8,000,000   11,259,637    2,016,110         -
                         ------------ ------------ ------------ ------------
Total liabilities.......   8,238,701   11,461,586    2,098,784      136,231
                         ------------ ------------ ------------ ------------
Common Stock (D)........       8,410          247          127        3,797
Additional paid in capital
  (net of Offering
  Costs)(D).............   7,224,516      212,235      108,964    3,261,953
                         ------------ ------------ ------------ ------------
Total Stockholders'
  equity................   7,232,926      212,481      109,091    3,265,750
                         ------------ ------------ ------------ ------------
Total liabilities and
  Stockholders' equity.. $15,471,627   11,674,067    2,207,875    3,401,981
                          ============ ============ =========== ============

                                                       Inland Real Estate Corporation
                                                      Notes to Pro Forma Balance Sheet
                                                                 (continued)
                                                              December 31, 1996
                                                                 (unaudited)

(B) Continued


                                                                   Pro Forma Adjustments
                        ----------------------------------------------------------------------------------------
                                                                                        Highland                    Total
                          Cobblers     Mallard      Calumet    Ameritech    Sequoia       Park       Schaumburg   Pro Forma
                            Mall         Mall        Square      Outlot      Plaza      Dominicks    Dominicks   Adjustments
                        -----------  -----------  ----------- ----------- ------------ ------------ ------------ -----------
Assets
------
Net investment in
  properties........... $10,953,000    8,099,900   2,108,000   1,050,000    3,010,000   12,800,000   10,691,000    80,854,050
Accounts and rents
  receivable...........     391,000      312,800     140,000       5,000       97,538         -            -        1,514,537
Other assets...........        -            -           -           -            -            -            -           45,201
                        ------------ ------------ ----------- ----------- -----------  ------------ -----------  -------------
Total assets........... $11,344,000    8,412,700   2,248,000   1,055,000    3,107,538   12,800,000   10,691,000    82,413,788
                        ============ ============ =========== =========== ===========  ============ ===========  =============

Liabilities and Stockholders' Equity
------------------------------------
Accrued real estate
  taxes................ $   430,076      340,057     140,000       5,000      104,880         -            -        1,591,764
Security deposits......        -            -           -           -            -            -            -           87,804
Mortgages payable......        -            -           -           -            -                         -       21,275,747
                        ------------ ------------ ----------- ----------- -----------  ------------ -----------  -------------
Total liabilities......     430,076      340,057     140,000       5,000      104,880         -            -       22,955,315
                        ------------ ------------ ----------- ----------- -----------  ------------ -----------  -------------
Common Stock (D).......      12,691        9,387       2,451       1,221        3,491       14,884       12,431        69,138
Additional paid in capital
  (net of Offering
  Costs)(D)............  10,901,233    8,063,256   2,105,549   1,048,779    2,999,167   12,785,116   10,678,569    59,389,335
                        ------------ ------------ ----------- ----------- -----------  ------------ -----------  -------------
Total Stockholders'
  equity...............  10,913,924    8,072,643   2,108,000   1,050,000    3,002,658   12,800,000   10,691,000    59,458,473
                        ------------ ------------ ----------- ----------- -----------  ------------ -----------  -------------
Total liabilities and
  Stockholders' equity. $11,344,000    8,412,700   2,248,000   1,055,000    3,107,538   12,800,000   10,691,000    82,413,788
                        ============ ============ =========== =========== ===========  ============ ===========  =============

                        Inland Real Estate Corporation
                       Notes to Pro Forma Balance Sheet
                                  (continued)
                               December 31, 1996
                                  (unaudited)


    Acquisition of Maple Park Place Shopping Center, Bolingbrook, Illinois

    On January 9, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $15,262,150.

    The Company funded the purchase using (i) the proceeds of a short-term loan maturing April 7, 1997 in the amount of $8 million from Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Short-Term Loan bears interest at a rate of 9.0% per annum and requires a loan fee of 1/4%.

    Acquisition of Aurora Commons Shopping Center, Aurora, Illinois

    On  January  24,  1997,  the   Company   acquired  this  property  from  an
    unaffiliated third party for the purchase price of $11,500,000.

    As part of the acquisition, the Company assumed the existing mortgage loan maturing December 31, 2001, with the balance funded with cash and cash equivalents. The loan bears interest at a rate of 9% per annum with monthly payments of principal and interest on the first day of each month.

    Acquisition of Lincoln Park Place Shopping Center, Chicago, Illinois

    On  January  24,  1997,  the   Company   acquired  this  property  from  an
    unaffiliated third party for the purchase price of $2,100,000.

    The Company funded the purchase using the proceeds of a short-term loan maturing February 3, 1997 in the amount of $2,016,110 from Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the Company (the "Short-Term Loan"). The Company did not pay any fees in connection with the Short-Term Loan, which bears interest at a rate of 9% per annum.

    Acquisition of Niles Shopping Center, Niles, Illinois

    On April 11, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $3,280,000 on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Cobblers Mall, Elgin, Illinois

    On May 6, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $10,953,000 on an all cash basis, funded from cash and cash equivalents.

                        Inland Real Estate Corporation
                       Notes to Pro Forma Balance Sheet
                                  (continued)
                               December 31, 1996
                                  (unaudited)


    Acquisition of Mallard Mall, Elk Grove Village, Illinois

    On May 6, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $8,099,900 on an all cash basis, funded from cash and cash equivalents.


    Probable Acquisitions

    The Company anticipates acquiring the following properties from unaffiliated third parties on an all cash basis, funded from cash and cash equivalents: Calumet Square, Ameritech Outlot, Sequoia Plaza, Highland Park Dominicks and Schaumburg Dominicks.

(C) No pro forma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised.

(D) Additional Offering Proceeds of $47,060,000, net of additional Offering costs of $6,588,094 are reflected as received as of December 31, 1996, prior to the purchase of the properties. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

                        Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                     For the year ended December 31, 1996
                                  (unaudited)


The following unaudited Pro Forma Statement of Operations of the Company is presented to effect the acquisitions of Mundelein Plaza, Regency Point Shopping Center, Prospect Heights Plaza, Montgomery-Sears Shopping Center, the Zany Brainy store, Salem Square, Hawthorn Village Commons, Six Corners Plaza, Spring Hill Fashion Corner, Crestwood Plaza Shopping Center, Park St. Claire, Lansing Square Shopping Center, Summit of Park Ridge, Maple Park Place Shopping Center, Aurora Commons Shopping Center, Lincoln Park Place Shopping Center, Niles Shopping Center, Cobblers Mall, Mallard Mall, Calumet Square, Ameritech Outlot, Sequoia Plaza, Highland Park Dominicks and Schaumburg Dominicks as though they occurred the earlier of January 1, 1996 or the date operations commenced. Grand and Hunt Club and the Quarry Outlot were constructed in 1996, and had not commenced significant operations prior to acquisition, therefore, no operations relating to these properties are presented on the unaudited Pro Forma Statement of Operations for December 31, 1996. This unaudited Pro Forma Statement of Operations should be read in conjunction with the December 31, 1996 Financial Statements and the notes thereto as filed on Form 10-K.

This unaudited Pro Forma Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 1996, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                        Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                     For the year ended December 31, 1996
                                 (unaudited)


                                       Pro Forma Adjustments
                               ------------------------------------
                                      Acquisitions
                       1996                             Probable
                   Historical     1996        1997        1997         1996
                      (A)          (B)         (C)         (D)       Pro Forma
                   ----------- ----------- ----------- ------------ -----------

Rental income..... $4,467,903   6,127,326   5,796,643    2,221,142   18,613,014
Additional rental
  income..........  1,336,809   3,198,250   1,945,311      333,523    6,813,893
Interest
  income(E).......    438,188        -           -            -         438,188
Other income......     84,834        -           -            -          84,834
                   ----------- ----------- ----------- ------------ ------------
  Total income....  6,327,734   9,325,576   7,741,954    2,554,665   25,949,929
                   ----------- ----------- ----------- ------------ ------------
Professional services
  and general and
  administrative
  fees............    183,559        -           -            -         183,559
Advisor asset
  management fee.(I)  238,108     708,222     511,950      296,590    1,754,870
Property operating
  expenses........  1,873,174   3,656,698   2,316,784      427,991    8,274,647
Interest expense..    597,485     949,958   1,784,433         -       3,331,876
Depreciation (F)..    939,144   1,448,017   1,339,661      741,200    4,468,022
Amortization (H)..     17,367      11,428       6,457         -          35,252
Acquisition costs
  expensed........     26,676        -           -            -          26,676
                   ----------- ----------- ----------- ------------ ------------
Total expenses....  3,875,513   6,774,323   5,959,285    1,465,781   18,074,902
                   ----------- ----------- ----------- ------------ ------------
  Net income...... $2,452,221   2,551,253   1,782,669    1,088,884    7,875,027
                   =========== =========== =========== ============ ============

Weighted average
  common stock shares
  outstanding (G).  4,494,620                                        11,408,420
                   ===========                                      ============

Net income per weighted
  average common stock
  outstanding (G). $      .55                                               .69
                   ===========                                      ============


            See accompanying notes to pro forma statement of operations.

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                     For the year ended December 31, 1996
                                  (unaudited)

(A) The  1996  Historical  column   represents   the  historical  statement  of
    operations of the Company for the year ended December 31, 1996, as filed with the SEC on Form 10-K.

(B) Total pro forma adjustments for the year ended December 31, 1996 are as though the 1996 acquisitions of the following properties occurred on January 1, 1996 on an all cash basis except for the following:

    Regency Point

    In the purchase of Regency Point the Company assumed the existing first mortgage loan of $4,473,200, along with a related interest rate swap agreement. The first mortgage loan has a floating interest rate of 180 basis points over the 30-day LIBOR rate, which rate is adjusted monthly. The interest rate swap agreement, in conjunction with the first mortgage, provides for Bank One, Chicago, to receive from or pay to the Company the difference between 6.11% and the 30-day LIBOR rate, so that the first mortgage loan has an effective rate of 7.91% per annum. The pro forma adjustment for interest expense for 1996 was estimated using the described loan terms. The related interest rate swap agreement was terminated on April 18, 1996 resulting in $48,419 proceeds to the Company. The pro forma adjustment does not give effect to the termination of this agreement.

    Hawthorn Village Commons

    The Company funded the purchase of Hawthorn Village Commons using: (i) the proceeds of a short-term loan maturing August 23, 1996 in the amount of $2.9 million from Inland Mortgage Investment Corporation ("IMIC"), an Affiliate of the Company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Company did not pay any fees in connection with the Short-Term Loan, which bears interest at a rate of eight percent per annum.

    Crestwood Plaza Shopping Center

    As part of the December 27, 1996 purchase of Crestwood Plaza, the Company assumed the existing first mortgage loan of $1,330,253.

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Lansing Square Shopping Center

    The Company funded the purchase using: (i) the proceeds of five long-term loans totaling $12,850,000 from LaSalle Bank of which approximately
    $8,000,000 was used to purchase this property and (ii) cash and cash equivalents. The Company paid a one point fee in connection with these long-term loans. The loans have a term of seven years and, prior to the maturity date, require payments of interest only, at 7.6%, fixed for five years with the remaining two years at prime plus 1/2%.


    Total pro forma adjustments for 1996 acquisitions are as though they were acquired the earlier of January 1, 1996 or date that operations commenced (related to Zany Brainy).


                    Mundelein    Regency    Prospect   Montgomery-    Zany
                      Plaza       Point     Heights       Sears      Brainy
                   ----------- ----------- ----------- ----------- -----------
Rental income..... $  163,381     139,271      89,105     163,700     137,489
Additional rental
  income..........     32,975      16,034      83,593      57,012      24,144
                   ----------- ----------- ----------- ----------- -----------
Total income......    196,356     155,305     172,698     220,712     161,633
                   ----------- ----------- ----------- ----------- -----------
Property operating
  expenses........     53,986      19,046      91,364      66,944      30,331
                   ----------- ----------- ----------- ----------- -----------
Total expenses....     53,986      19,046      91,364      66,944      30,331
                   ----------- ----------- ----------- ----------- -----------
Net income........ $  142,370     136,259      81,334     153,768     131,302
                   =========== =========== =========== =========== ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


                                 Hawthorn
                      Salem      Village       Six        Spring
                      Square     Commons     Corners       Hill     Crestwood
                   ----------- ----------- ----------- ----------- -----------
Rental income..... $  422,146     548,667     790,888     948,906     203,007
Additional rental
  income..........    260,832     270,570     517,804     234,837      69,315
                   ----------- ----------- ----------- ----------- -----------
Total income......    682,978     819,237   1,308,692   1,183,743     272,322
                   ----------- ----------- ----------- ----------- -----------
Property operating
  expenses........    270,756     293,132     640,772     300,842      78,450
                   ----------- ----------- ----------- ----------- -----------
Total expenses....    270,756     293,132     640,772     300,842      78,450
                   ----------- ----------- ----------- ----------- -----------
Net income........ $  412,222     526,105     667,920     882,901     193,872
                   =========== =========== =========== =========== ===========


                                                                     Total
                                                                      1996
                      Park       Lansing      Park      Pro Forma  Acquisitions
                   St. Claire    Square       Ridge    Adjustments   Pro Forma
                   ----------- ----------- ----------- ----------- ------------
Rental income..... $  178,596   2,001,855     340,315        -      6,127,326
Additional rental
  income..........     62,194   1,332,149     236,791        -      3,198,250
                   ----------- ----------- ----------- ----------- -----------
Total income......    240,790   3,334,004     577,106        -      9,325,576
                   ----------- ----------- ----------- ----------- -----------
Advisor asset
  management fee..       -           -           -        708,222     708,222
Property operating
  expenses........    103,386   1,507,941     299,748        -      3,656,698
Interest Expense..       -           -           -        949,958     949,958
Depreciation......       -           -           -      1,448,017   1,448,017
Amortization......       -           -           -         11,428      11,428
                   ----------- ----------- ----------- ----------- -----------
Total expenses....    103,386   1,507,941     299,748   3,117,625   6,774,323
                   ----------- ----------- ----------- ----------- -----------
Net income (loss). $  137,404   1,826,063     277,358  (3,117,625)  2,551,253
                   =========== =========== =========== =========== ===========

                                            Inland Real Estate Corporation
                                      Notes to Pro Forma Statement of Operations
                                                      (continued)
                                         For the year ended December 31, 1996
                                                      (unaudited)


(C) Total pro forma adjustments for 1997 acquisitions are as though they were acquired the earlier of January 1, 1996.

                                                                                                Total
                                                          Niles                                 1997
                    Maple Park    Aurora     Lincoln    Shopping     Cobblers     Mallard    Acquisitions
                      Place       Commons   Park Place   Center        Mall         Mall      Pro Forma
                   ----------- ----------- ----------- ----------- ------------ ------------ ------------
Rental income.....  1,844,314   1,341,448     228,218     375,349   1,014,342      992,972    5,796,643
Additional rental
  income..........    405,864     534,247     111,997     104,619     376,560      412,024    1,945,311
                   ----------- ----------- ----------- ----------- ------------ ------------ -----------
Total income......  2,250,178   1,875,695     340,215     479,968   1,390,902    1,404,996    7,741,954
                   ----------- ----------- ----------- ----------- ------------ ------------ -----------
Advisor asset
  management fee..    152,621     115,000      21,000      32,800     109,530       80,999      511,950
Property operating
  expenses........    444,390     632,131     130,176     141,974     548,023      420,090    2,316,784
Interest expense..    720,000     882,983     181,450        -           -            -       1,784,433
Depreciation......    404,905     334,573      42,260      81,600     273,825      202,498    1,339,661
Amortization......      2,857        -          3,600        -           -            -           6,457
                   ----------- ----------- ----------- ----------- ------------ ------------ -----------
Total expenses....  1,724,773   1,964,687     378,486     256,374     931,378      703,587    5,959,285
                   ----------- ----------- ----------- ----------- ------------ ------------ -----------
Net income (loss).    525,405     (88,992)    (38,271)    223,594     459,524      701,409    1,782,669
                   =========== =========== =========== =========== ============ ============ ===========


                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Acquisition of Maple Park Shopping Center, Bolingbrook, Illinois

    The Company funded the purchase using (i) the proceeds of a short-term loan maturing April 7, 1997 in the amount of $8 million from Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the Company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Short-Term Loan bears interest at a rate of 9.0% per annum and requires a loan fee of 1/4%.

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                               Maple Park Place
                                       -------------------------------------
                                           *As       Pro Forma
                                         Reported   Adjustments     Total
                                       -----------  -----------  -----------
    Rental income....................  $1,844,314         -       1,844,314
    Additional rental income.........     405,864         -         405,864
                                       -----------  -----------  -----------
    Total income.....................   2,250,178         -       2,250,178
                                       -----------  -----------  -----------
    Advisor asset management fee.....        -         152,621      152,621
    Property operating expenses......     444,390         -         444,390
    Interest expense.................        -         720,000      720,000
    Depreciation.....................        -         404,905      404,905
    Amortization.....................        -           2,857        2,857
                                       -----------  -----------  -----------
    Total expenses...................     444,390    1,280,383    1,724,773
                                       -----------  -----------  -----------
    Net income (loss)................  $1,807,788   (1,280,383)     525,405
                                       ===========  ===========  ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Acquisition of Aurora Commons Shopping Center, Aurora, Illinois

    As part of the acquisition of Aurora Commons Shopping Center, the Company assumed the existing mortgage loan, maturing December 31, 2001, with the balance funded with cash and cash equivalents. The loan bears interest at a rate of 9% per annum with monthly payments of principal and interest on the first day of each month.

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                                 Aurora Commons
                                       -------------------------------------
                                           *As       Pro Forma
                                         Reported   Adjustments     Total
                                       -----------  -----------  -----------
    Rental income....................  $1,314,448         -       1,341,448
    Additional rental income.........     534,247         -         534,247
                                       -----------  -----------  -----------
    Total income.....................   1,875,695         -       1,875,695
                                       -----------  -----------  -----------
    Advisor asset management fee.....        -         115,000      115,000
    Property operating expenses......     659,205      (27,074)     632,131
    Interest expense.................        -         882,983      882,983
    Depreciation.....................        -         334,573      334,573
                                       -----------  -----------  -----------
    Total expenses...................     659,205    1,193,482    1,964,687
                                       -----------  -----------  -----------
    Net income (loss)................  $1,216,490   (1,193,482)     (88,992)
                                       ===========  ===========  ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)

    Acquisition of Lincoln Park Place Shopping Center, Chicago, Illinois

    The Company funded the purchase of Lincoln Park Place Shopping Center using the proceeds of a short-term loan maturing February 7, 1997 in the amount of $2,016,110 from Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the Company (the "Short-Term Loan"). The Company did not pay any fees in connection with the Short-Term Loan, which bears interest at a rate of 9% per annum.

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                               Lincoln Park Place
                                       -------------------------------------
                                           *As       Pro Forma
                                         Reported   Adjustments     Total
                                       -----------  -----------  -----------
    Rental income....................  $  228,218         -         228,218
    Additional rental income.........     111,997         -         111,997
                                       -----------  -----------  -----------
    Total income.....................     340,215         -         340,215
                                       -----------  -----------  -----------
    Advisor asset management fee.....        -          21,000       21,000
    Property operating expenses......     130,176         -         130,176
    Interest expense.................        -         181,450      181,450
    Depreciation.....................        -          42,260       42,260
    Amortization.....................        -           3,600        3,600
                                       -----------  -----------  -----------
    Total expenses...................     130,176      248,310      378,486
                                       -----------  -----------  -----------
    Net income (loss)................  $  210,039     (248,310)     (38,271)
                                       ===========  ===========  ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Acquisition of Niles Shopping Center, Niles, Illinois

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                               Niles Shopping Center
                                       -------------------------------------
                                           *As       Pro Forma
                                         Reported   Adjustments     Total
                                       -----------  -----------  -----------
    Rental income....................  $  375,349         -         375,349
    Additional rental income.........     104,619         -         104,619
                                       -----------  -----------  -----------
    Total income.....................     479,968         -         479,968
                                       -----------  -----------  -----------
    Advisor asset management fee.....        -          32,800       32,800
    Property operating expenses......     141,974         -         141,974
    Depreciation.....................        -          81,600       81,600
                                       -----------  -----------  -----------
    Total expenses...................     141,974      114,400      256,374
                                       -----------  -----------  -----------
    Net income (loss)................  $  337,995     (114,400)     223,594
                                       ===========  ===========  ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Acquisition of Cobblers Mall, Elgin, Illinois

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                                  Cobblers Mall
                                       -------------------------------------
                                           *As       Pro Forma
                                         Reported   Adjustments     Total
                                       -----------  -----------  -----------
    Rental income....................  $1,014,342         -       1,014,342
    Additional rental income.........     376,560         -         376,560
                                       -----------  -----------  -----------
    Total income.....................   1,390,902         -       1,390,902
                                       -----------  -----------  -----------
    Advisor asset
      management fee.................        -         109,530      109,530
    Property operating
      expenses.......................     548,023         -         548,023
    Depreciation.....................        -         273,825      273,825
                                       -----------  -----------  -----------
    Total expenses...................     548,023      383,355      931,378
                                       -----------  -----------  -----------
    Net income (loss)................  $  842,879     (383,355)     459,524
                                       ===========  ===========  ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Acquisition of Mallard Mall, Elk Grove Village, Illinois

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                                  Mallard Mall
                                       -------------------------------------
                                           *As       Pro Forma
                                         Reported   Adjustments     Total
                                       -----------  -----------  -----------
    Rental income....................  $  992,972         -         992,972
    Additional rental income.........     412,024         -         412,024
                                       -----------  -----------  -----------
    Total income.....................   1,404,996        -        1,404,996
                                       -----------  -----------  -----------
    Advisor asset
      management fee.................        -          80,999       80,999
    Property operating
      expenses.......................     420,090         -         420,090
    Depreciation.....................        -         202,498      202,498
                                       -----------  -----------  -----------
    Total expenses...................     420,090      283,497      703,587
                                       -----------  -----------  -----------
    Net income (loss)................  $  984,906     (283,497)     701,409
                                       ===========  ===========  ===========

                                      Inland Real Estate Corporation
                                Notes to Pro Forma Statement of Operations
                                                (continued)
                                   For the year ended December 31, 1996
                                                (unaudited)


(D) Total pro forma adjustments for 1997 probable acquisitions are as though they were acquired the earlier of January 1,  1996  or  date  that  operations  commenced  (relating  to  Highland  Park Dominicks and
    Schaumburg Dominicks).
                                                                                Total 1997
                                                        Highland                 Probable
                     Calumet    Ameritech    Sequoia      Park      Schaumburg  Acquisitions
                      Square     Outlot       Plaza     Dominicks   Dominicks    Pro Forma
                   ----------- ----------- ----------- ----------- -----------  -----------
Rental income.....    222,072     106,283     361,986     883,976     646,825    2,221,142
Additional rental
  income..........    179,854      18,265     135,404        -           -         333,523
                   ----------- ----------- ----------- ----------- -----------  -----------
Total income......    401,926     124,548     497,390     883,976     646,825    2,554,665
                   ----------- ----------- ----------- ----------- -----------  -----------
Advisor asset
  management fee..     21,080      10,500      30,100     128,000     106,910      296,590
Property operating
  expenses........    214,748      18,500     164,126      17,680      12,937      427,991
Depreciation......     52,700      26,250      75,250     320,000     267,000      741,200
                   ----------- ----------- ----------- ----------- -----------  -----------
Total expenses....    288,528      55,250     269,476     465,680     386,847    1,465,781
                   ----------- ----------- ----------- ----------- -----------  -----------
Net income........    113,398      69,298     227,914     418,296     259,978    1,088,884
                   =========== =========== =========== =========== ===========  ===========


                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Probable Acquisition  of  Calumet  Square  Shopping  Center,  Calumet City,
    Illinois

    This pro forma adjustment reflects the purchase of Calumet Square as if the Company had acquired the property as of January 1, 1996 and is based on information provided by the Seller.


                                         Calumet Square
                               -------------------------------------
                                Year ended
                               December 31, Pro Forma
                                  1996     Adjustments    Total
                               ----------- ----------- -----------
    Rental income............. $  222,072        -        222,072
    Additional rental income..    179,854        -        179,854
                               ----------- ----------- -----------
    Total income..............    401,926        -        401,926
                               ----------- ----------- -----------
    Advisor asset
      management fee..........       -         21,080      21,080
    Property operating
      expenses................    214,748        -        214,748
    Depreciation..............       -         52,700      52,700
                               ----------- ----------- -----------
    Total expenses............    214,748      73,780     288,528
                               ----------- ----------- -----------
    Net income (loss)......... $  187,178     (73,780)    113,398
                               =========== =========== ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)




    Probable Acquisition of Ameritech Outlot, Joliet, Illinois

    This pro forma adjustment reflects the purchase of Ameritech as if the Company had acquired the property as of January 1, 1996 and is based on information provided by the Seller.


                                         Ameritech Outlot
                               -------------------------------------
                                Year ended
                               December 31, Pro Forma
                                  1996     Adjustments    Total
                               ----------- ----------- -----------
    Rental income............. $  106,283        -        106,283
    Additional rental income..     18,265        -         18,265
                               ----------- ----------- -----------
    Total income..............    124,548        -        124,548
                               ----------- ----------- -----------
    Advisor asset
      management fee..........       -         10,500      10,500
    Property operating
      expenses................     18,500        -         18,500
    Depreciation..............       -         26,250      26,250
                               ----------- ----------- -----------
    Total expenses............     18,500      36,750      55,250
                               ----------- ----------- -----------
    Net income (loss)......... $  106,048     (36,750)     69,298
                               =========== =========== ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Probable Acquisition of Sequoia Plaza, Milwaukee, Wisconsin

    Reconciliation of Gross income and Direct Operating Expenses for the year ended December 31, 1996 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                          Sequoia Plaza
                               -------------------------------------
                                   *As      Pro Forma
                                 Reported  Adjustments    Total
                               ----------- ----------- -----------
    Rental income............. $  361,986        -        361,986
    Additional rental income..    135,404        -        135,404
                               ----------- ----------- -----------
    Total income..............    497,390       -         497,390
                               ----------- ----------- -----------
    Advisor asset
      management fee..........       -         30,100      30,100
    Property operating
      expenses................    164,126        -        164,126
    Depreciation..............       -         75,250      75,250
                               ----------- ----------- -----------
    Total expenses............    164,126     105,350     269,476
                               ----------- ----------- -----------
    Net income (loss)......... $  333,264    (105,350)    227,914
                               =========== =========== ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Probable Acquisition of Dominicks, Highland Park, Illinois

    This pro forma adjustment reflects the purchase of Highland Park Dominicks as if the Company had acquired the property as of May 1, 1996, the date operations commenced and is based on information provided by the Seller.


                                     Highland Park Dominicks
                               -------------------------------------
                                Year ended
                               December 31, Pro Forma
                                  1996     Adjustments    Total
                               ----------- ----------- -----------
    Rental income............. $  883,976        -        883,976
    Additional rental income..       -           -           -
                               ----------- ----------- -----------
    Total income..............    883,976        -        883,976
                               ----------- ----------- -----------
    Advisor asset
      management fee..........       -        128,000     128,000
    Property operating
      expenses................     17,680        -         17,680
    Depreciation..............       -        320,000     320,000
                               ----------- ----------- -----------
    Total expenses............     17,680     448,000     465,680
                               ----------- ----------- -----------
    Net income (loss)......... $  866,296    (448,000)    418,296
                               =========== =========== ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


    Probable Acquisition of Dominicks, Schaumburg, Illinois

    This pro forma adjustment reflects the purchase of Schaumburg Dominicks as if the Company had acquired the property as of June 1, 1996, the date operations commenced and is based on information provided by the Seller.


                                        Schaumburg Dominicks
                               -------------------------------------
                                Year ended
                               December 31, Pro Forma
                                  1996     Adjustments    Total
                               ----------- ----------- -----------
    Rental income............. $  646,825        -        646,825
    Additional rental income..       -           -           -
                               ----------- ----------- -----------
    Total income..............    646,825        -        646,825
                               ----------- ----------- -----------
    Advisor asset
      management fee..........       -        106,910     106,910
    Property operating
      expenses................     12,937        -         12,937
    Depreciation..............       -        267,000     267,000
                               ----------- ----------- -----------
    Total expenses............     12,937     373,910     386,847
                               ----------- ----------- -----------
    Net income (loss)......... $  633,888    (373,910)    259,978
                               =========== =========== ===========

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                     For the year ended December 31, 1996
                                  (unaudited)


(E) No pro forma adjustment has been made relating to interest income which would have been earned on the additional Offering Proceeds raised.

(F) Depreciation expense is computed using the straight-line method, based upon an estimated useful life of thirty years.

(G) The pro forma weighted average common stock shares for the year ended December 31, 1996 was calculated by estimating the additional shares sold to purchase each of the Company's properties on a weighted average basis.

(H) Loan fees are amortized over the term of the related loan.

(I) Advisor Asset Management Fees are calculated as 1% of the Average Invested Assets.

                        Inland Real Estate Corporation
                            Pro Forma Balance Sheet
                                March 31, 1997
                                  (unaudited)


The following unaudited Pro Forma Balance Sheet of the Company is presented to effect the acquisition of the Niles Shopping Center, Cobblers Mall, Mallard Mall, Ameritech Outlot, Calumet Square, Sequoia Plaza, Highland Park Dominicks and Schaumburg Dominicks as though these transactions occurred March 31, 1997. This unaudited Pro Forma Balance Sheet should be read in conjunction with the March 31, 1997 Financial Statements and the notes thereto as filed on Form 10-Q.

This unaudited Pro Forma Balance Sheet is not necessarily indicative of what the actual financial position would have been at March 31, 1997, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                            Inland Real Estate Corporation
                                Pro Forma Balance Sheet
                                    March 31, 1997
                                      (unaudited)


                                                             March 31,
                                 March 31,                     1997
                                   1997        Pro Forma     Pro Forma
                               Historical(A) Adjustments(B) Balance Sheet
                               ------------- ------------- --------------
Assets
------
Net investment in
  properties.................. $121,755,366    51,991,900   173,747,266
Cash and cash equivalents.....   22,647,158          -       22,647,158
Restricted cash...............    1,117,333          -        1,117,333
Accounts and rents
  receivable..................    2,666,872     1,352,996     4,019,868
Other assets..................    3,323,680          -        3,323,680
                               ------------- ------------- -------------
Total assets.................. $151,510,409    53,344,896   204,855,305
                               ============= ============= =============

Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and accrued
  expenses.................... $  1,318,463          -        1,318,463
Accrued real estate taxes.....    3,134,066     1,442,396     4,576,462
Distributions payable (C).....      749,856          -          749,856
Security deposits.............      320,966        14,250       335,216
Mortgages payable.............   53,182,067          -       53,182,067
Unearned income...............      375,570          -          375,570
Due to Affiliates.............      247,191          -          247,191
                               ------------- ------------- -------------
Total liabilities.............   59,328,179     1,456,646    60,784,825
                               ------------- ------------- -------------
Common Stock (D)..............      108,280        60,335       168,615
Additional paid in capital
  (net of Offering costs) (D).   94,623,475    51,827,915   146,451,390
Accumulated distributions in
  excess of net income........   (2,549,525)         -       (2,549,525)
                               ------------- ------------- -------------
Total Stockholders' equity....   92,182,230    51,888,250   144,070,480
                               ------------- ------------- -------------
Total liabilities and
  Stockholders' equity........ $151,510,409    53,344,896   204,855,305
                               ============= ============= =============





                  See accompanying notes to pro forma balance sheet.

                        Inland Real Estate Corporation
                       Notes to Pro Forma Balance Sheet
                                  (continued)
                                March 31, 1997
                                  (unaudited)

(A) The March 31, 1997 Historical column represents the historical balance sheet as presented in the March 31, 1997 10-Q as filed with the SEC.

(B) The following pro forma adjustment relates to the acquisition of the subject properties as though they were acquired on March 31, 1997. The terms are described in the notes that follow.


                                 Pro Forma Adjustments
                         --------------------------------------
                            Niles
                          Shopping      Cobblers     Mallard
                           Center         Mall         Mall
                         ------------ ------------ ------------
Assets
------
Net investment in
  properties............ $ 3,280,000   10,953,000    8,099,900
Accounts and rents
  receivable............     154,001      493,734      397,602
                         ------------ ------------ ------------
Total assets............ $ 3,434,001   11,446,734    8,497,502
                         ============ ============ ============

Liabilities and Stockholders' Equity
------------------------------------
Accrued real estate
  taxes................. $   154,001      542,971      429,322
Security deposits.......      14,250         -            -
                         ------------ ------------ ------------
Total liabilities.......     168,251      542,971      429,322
                         ------------ ------------ ------------
Common Stock............       3,797       12,679        9,382
Additional paid in capital
  (net of Offering
  Costs)................   3,261,953   10,891,084    8,058,798
                         ------------ ------------ ------------
Total Stockholders'
  equity................   3,265,750   10,903,763    8,068,180
                         ------------ ------------ ------------
Total liabilities and
  Stockholders' equity.. $ 3,434,001   11,446,734    8,497,502
                         ============ ============ ============

                                                       Inland Real Estate Corporation
                                                      Notes to Pro Forma Balance Sheet
                                                                 (continued)
                                                               March 31, 1997
                                                                 (unaudited)

(B) Continued


                                                     Pro Forma Adjustments
                        --------------------------------------------------------------------------
                                                                Highland                  Total
                         Ameritech     Calumet      Sequoia       Park      Schaumburg  Pro Forma
                           Outlot       Square       Plaza      Dominicks   Dominicks  Adjustments
                        -----------  -----------  ------------ ----------- ----------- -----------
Assets
------
Net investment in
  properties...........  1,050,000    2,108,000     3,010,000   12,800,000  10,691,000   51,991,900
Accounts and rents
  receivable...........      6,941      176,750       123,968         -           -       1,352,996
                        -----------  -----------  ------------ ----------- ----------- -------------
Total assets...........  1,056,941    2,284,750     3,133,968   12,800,000  10,691,000   53,344,896
                        ===========  ===========  ============ =========== =========== =============

Liabilities and Stockholders' Equity
------------------------------------
Accrued real estate
  taxes................ $    6,941      176,750       132,411         -           -       1,442,396
Security deposits......       -            -             -            -           -          14,250
                        -----------  -----------  ------------ ----------- ----------- -------------
Total liabilities......      6,941      176,750       132,411         -           -       1,456,646
                        -----------  -----------  ------------ ----------- ----------- -------------
Common Stock...........      1,221        2,451         3,490       14,884      12,431       60,335
Additional paid in capital
  (net of Offering
  Costs)............... $1,048,779    2,105,549     2,998,067   12,785,116  10,678,569   51,827,915
                        -----------  -----------  ------------ ----------- ----------- -------------
Total Stockholders'
  equity...............  1,050,000    2,108,000     3,001,557   12,800,000  10,691,000   51,888,250
                        -----------  -----------  ------------ ----------- ----------- -------------
Total liabilities and
  Stockholders' equity.  1,056,941    2,284,750     3,133,968   12,800,000  10,691,000   53,344,896
                        ============ ============ ============ =========== =========== =============

                        Inland Real Estate Corporation
                       Notes to Pro Forma Balance Sheet
                                  (continued)
                                March 31, 1997
                                  (unaudited)



    Acquisition of Niles Shopping Center, Niles, Illinois

    On April 11, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $3,280,000 on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Cobblers Mall, Elgin, Illinois

    On May 6, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $10,953,000 on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Mallard Mall, Elk Grove Village, Illinois

    On May 6, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $8,099,900 on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Ameritech Outlot, Joliet, Illinois

    On May 9, 1997, the Company acquired this property from an unaffiliated third party for the purchase price of $1,050,000 on an all cash basis, funded from cash and cash equivalents.


    Probable Acquisitions

    The Company anticipates acquiring the following properties from unaffiliated third parties on an all cash basis, funded from cash and cash equivalents: Calumet Square, Sequoia Plaza, Highland Park Dominicks and Schaumburg Dominicks.



(C) No pro forma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised.

(D) Additional Offering Proceeds of $60,335,000, net of additional Offering costs of $8,446,750 are reflected as received as of March 31, 1997, prior to the purchase of the properties. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

                        Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                   For the three months ended March 31, 1997
                                  (unaudited)


The following unaudited Pro Forma Statement of Operations of the Company is presented to effect the acquisitions of Maple Park Place Shopping Center, Aurora Commons Shopping Center, Lincoln Park Place Shopping Center, Niles Shopping Center, Cobblers Mall, Mallard Mall, Ameritech Outlot, Calumet Square, Sequoia Plaza, Highland Park Dominicks and Schaumburg Dominicks as though they occurred the earlier of January 1, 1997 or the date operations commenced. This unaudited Pro Forma Statement of Operations should be read in conjunction with the March 31, 1997 Financial Statements and the notes thereto as filed on Form 10-Q.

This unaudited Pro Forma Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the three months ended March 31, 1997, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                        Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                   For the three months ended March 31, 1997
                                 (unaudited)


                                Pro Forma Adjustments
                               -----------------------
                                      Acquisitions
                      1997                  Probable
                   Historical     1997        1997        1997
                      (A)          (B)         (C)      Pro Forma
                   ----------- ----------- ----------- -----------

Rental income..... $3,603,584     785,809     560,678    4,950,071
Additional rental
  income..........  1,061,507     332,242     124,725    1,518,474
Interest
  income(D).......    156,436        -           -         156,436
Other income......     36,244        -           -          36,244
                   ----------- ----------- ----------- ------------
  Total income....  4,857,771   1,118,051     685,403    6,661,225
                   ----------- ----------- ----------- ------------
Professional services
  and general and
  administrative
  fees............     85,158        -           -          85,158
Advisor asset
  management fee.(G)  233,337      58,457      71,523      363,317
Property operating
  expenses........  1,859,461     372,889     141,865    2,374,215
Interest expense..  1,005,741      26,718        -       1,032,459
Depreciation (E)..    741,920     172,762     178,738    1,093,420
Amortization......     38,364        -           -          38,364
Acquisition costs
  expensed........      9,090        -           -           9,090
                   ----------- ----------- ----------- ------------
Total expenses....  3,973,071     630,826     392,126    4,996,023
                   ----------- ----------- ----------- ------------
  Net income...... $  884,700     487,225     293,277    1,665,202
                   =========== =========== =========== ============

Weighted average
  common stock shares
  outstanding (F).  9,384,792                           15,418,292
                   ===========                         ============

Net income per weighted
  average common stock
  outstanding (F). $      .09                                  .11
                   ===========                         ============


            See accompanying notes to pro forma statement of operations.

                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                   For the three months ended March 31, 1997
                                  (unaudited)


(A) The  1997  Historical  column   represents   the  historical  statement  of
    operations of the Company for the three months ended March 31, 1997, as filed with the SEC on Form 10-Q.

(B) Total pro forma adjustments for the three months ended March 31, 1997 are as though the 1997 acquisitions of the following properties occurred on January 1, 1997 on an all cash basis except for the following:

    Maple Park Shopping Center

    The Company funded the purchase using (i) the proceeds of a short-term loan maturing April 7, 1997 in the amount of $8 million from Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the Company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Short-Term Loan bears interest at a rate of 9.0% per annum and requires a loan fee of 1/4%.

    Aurora Commons Shopping Center

    As part of the acquisition of Aurora Commons Shopping Center, the Company assumed the existing mortgage loan, maturing December 31, 2001, with the balance funded with cash and cash equivalents. The loan bears interest at a rate of 9% per annum with monthly payments of principal and interest on the first day of each month.

    Lincoln Park Place Shopping Center

    The Company funded the purchase of Lincoln Park Place Shopping Center using the proceeds of a short-term loan maturing February 7, 1997 in the amount of $2,016,110 from Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the Company (the "Short-Term Loan"). The Company did not pay any fees in connection with the Short-Term Loan, which bears interest at a rate of 9% per annum.

                                            Inland Real Estate Corporation
                                      Notes to Pro Forma Statement of Operations
                                                      (continued)
                                       For the three months ended March 31, 1997
                                                      (unaudited)


(B) Total pro forma adjustments for 1997 acquisitions are as though they were acquired the earlier of January 1, 1997.

                                                                                                                         Total
                                                          Niles                                                          1997
                    Maple Park    Aurora     Lincoln    Shopping     Cobblers    Mallard     Ameritech    Pro Forma   Acquisitions
                      Place       Commons   Park Place   Center        Mall        Mall        Outlot    Adjustments   Pro Forma
                   ----------- ----------- ----------- ----------- ----------- ------------ ------------ ------------ ------------
Rental income.....     39,736      82,740      14,159      98,780     255,790      267,028       27,576         -         785,809
Additional rental
  income..........      8,168      26,594       5,714      39,507     142,382      103,809        6,068         -         332,242
                   ----------- ----------- ----------- ----------- ----------- ------------ ------------ ------------ ------------
Total income......     47,904     109,334      19,873     138,287     398,172      370,837       33,644         -       1,118,051
                   ----------- ----------- ----------- ----------- ----------- ------------ ------------ ------------ ------------
Advisor asset
  management fee..       -           -           -           -           -            -            -          58,457       58,457
Property operating
  expenses........     10,039      30,055       6,352      43,952     153,892      121,290        7,309         -         372,889
Interest expense..       -           -           -           -           -            -            -          26,718       26,718
Depreciation......       -           -           -           -           -            -            -         172,762      172,762
                   ----------- ----------- ----------- ----------- ----------- ------------ ------------ ------------ ------------
Total expenses....     10,039      30,055       6,352      43,952     153,892      121,290        7,309      257,937      630,826
                   ----------- ----------- ----------- ----------- ----------- ------------ ------------ ------------ ------------
Net income (loss).     37,865      79,279      13,521      94,335     244,280      249,547       26,335     (257,937)     487,225
                   =========== =========== =========== =========== =========== ============ ============ ============ ============


                                      Inland Real Estate Corporation
                                Notes to Pro Forma Statement of Operations
                                                (continued)
                                 For the three months ended March 31, 1997
                                                (unaudited)


(C) Total pro forma adjustments for 1997 probable acquisitions are as though they were acquired the earlier of January 1, 1997.
                                                                                Total 1997
                                            Highland                             Probable
                     Calumet     Sequoia      Park      Schaumburg  Pro Forma   Acquisitions
                      Square      Plaza     Dominicks   Dominicks  Adjustments   Pro Forma
                   ----------- ----------- ----------- ----------- ------------ ------------
Rental income.....     78,398      99,580     220,994     161,706        -          560,678
Additional rental
  income..........     87,939      36,786        -           -           -          124,725
                   ----------- ----------- ----------- ----------- ------------ ------------
Total income......    166,337     136,366     220,994     161,706        -          685,403
                   ----------- ----------- ----------- ----------- ------------ ------------
Advisor asset
  management fee..       -           -           -           -         71,523        71,523
Property operating
  expenses........     91,467      42,744       4,420       3,234        -          141,865
Depreciation......       -           -           -           -        178,738       178,738
                   ----------- ----------- ----------- ----------- ------------ ------------
Total expenses....     91,467      42,744       4,420       3,234     250,261       392,126
                   ----------- ----------- ----------- ----------- ------------ ------------
Net income........     74,870      93,622     216,574     158,472    (250,261)      293,277
                   =========== =========== =========== =========== ============ ============


                        Inland Real Estate Corporation
                  Notes to Pro Forma Statement of Operations
                                  (continued)
                   For the three months ended March 31, 1997
                                  (unaudited)


(D) No pro forma adjustment has been made relating to interest income which would have been earned on the additional Offering Proceeds raised.

(E) Depreciation expense is computed using the straight-line method, based upon an estimated useful life of thirty years.

(F) The pro forma weighted average common stock shares for the three months ended March 31, 1997 was calculated by estimating the additional shares sold to purchase each of the Company's properties on a weighted average basis.

(G) Advisor Asset Management Fees are calculated as 1% of the Average Invested Assets.